UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Southern Copper Corporation
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March 23, 2012

Dear Common Stockholder:

You are cordially invited to attend the annual meeting of stockholders, which will be held at Edificio Parque Reforma, Campos Eliseos No. 400, 9th Floor, Col. Lomas de Chapultepec, Mexico City, C.P. 11000, Mexico, on Thursday, April 26, 2012 at 9:00 A.M., Mexico City time. We hope you can be with us.

At the meeting, you will be asked to elect fourteen directors and to ratify the selection of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants.  You will also be given the opportunity to cast a non-binding advisory vote on our executive compensation.

The meeting also provides you with an opportunity to review our activities and our plans and prospects.

It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date, and mail the enclosed proxy card. Please do so today. In Peru, you may deliver your signed proxy card to our offices in Lima, Ilo, Toquepala, and Cuajone. In Mexico, you may deliver your signed proxy card to our offices in Mexico City.

Sincerely,

Germán Larrea Mota-Velasco Chairman of the Board	Oscar González Rocha President and Chief Executive Officer

1440 E. Missouri Avenue, Suite C-175, Phoenix, AZ 85014 TEL: +(602) 264-1375	Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru TEL: +(511) 512-0440, ext. 3442	Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, C.P. 11000, Mexico TEL: +(52-55) 1103-5320

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 26, 2012

To the Common Stockholders of Southern Copper Corporation:

The annual meeting of stockholders of Southern Copper Corporation will be held at Edificio Parque Reforma, Campos Eliseos No. 400, 9th Floor, Col. Lomas de Chapultepec, Mexico City, C.P. 11000, Mexico, on Thursday, April 26, 2012 at 9:00 A.M., Mexico City time, and on any adjournment thereof, for the following purposes:

(1)	To elect our fourteen directors, who will serve until the 2013 annual meeting;
(2)

To ratify the selection by the Audit Committee of the Board of Directors of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants for calendar year 2012;

(3)	To provide stockholders the opportunity to cast a non-binding advisory vote on our executive compensation; and
(4)	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 2, 2012 (the “record date”) will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw their proxies and vote in person if they wish.

Important Notice Regarding Internet Availability of Proxy Materials and Annual Report. The proxy statement, proxy card and annual report on Form 10-K are available at www.edocumentview.com/SCCO. If you wish to attend the meeting and vote your shares in person visit www.edocumentview.com/SCCO or call: +(52-55) 1103-5320, to obtain information, including directions.

By order of the Board of Directors,
Hans A. Flury Assistant Secretary

Phoenix, Arizona, March 23, 2012

Your Vote is Important
Please mark, sign, date, and return your enclosed proxy card

PROXY STATEMENT

This proxy statement is furnished as part of the solicitation by the Board of Directors of Southern Copper Corporation (“SCC,” “us,” “our,” or the “Company”), 1440 E. Missouri Avenue, Suite C-175, Phoenix, AZ 85014, USA; Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru; and Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico, of the proxies of all holders of common stock (the “Common Stockholders” or “you”) to vote at the annual meeting to be held on April 26, 2012, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are being mailed and made available electronically commencing on or about March 29, 2012, to the Common Stockholders of record on March 2, 2012. Additional copies will be available at our offices in the United States, Lima and other locations in Peru and Mexico.

Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If we receive a signed proxy with no voting instructions given, such shares will be voted for the proposal to elect directors, for the proposal to ratify the selection by the Audit Committee of the Board of Directors of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants for the calendar year 2012, and for the approval of our executive compensation as described in this proxy statement. Any proxy may be revoked at any time prior to the exercise thereof by notice from you, received in writing by our Secretary or Assistant Secretary, or by written ballot voted at the meeting or by delivery of a later dated proxy card. If your shares are held in street name, you must contact your broker to revoke your proxy.

Our outstanding shares consist of common stock, par value $0.01 per share (the “Common Stock”). At the close of business on February 29, 2012, we had outstanding 849,978,486 shares of Common Stock. Each share of Common Stock outstanding on March 2, 2012, the record date for the annual meeting, is entitled to one vote at our annual meeting.

Unless stated otherwise, references herein to “dollars” or “$” are to U.S. dollars; references to “S/.”, “nuevo sol” or “nuevos soles” are to Peruvian Nuevos Soles; and references to “peso”, “pesos”, or “Ps.” are to Mexican pesos.

VOTING SECURITIES

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), provides that the number of directors shall be fixed from time to time by resolution of a majority of the Board of Directors, provided that the number of directors shall not be less than six or more than fifteen. The Board of Directors at its meeting held on January 26, 2012 fixed the number of directors at fourteen. The directors are elected by the Common Stockholders, with each share of Common Stock outstanding at the March 2, 2012 record date entitled to one vote at the annual meeting.

A plurality of the votes cast by you is required for the election of the fourteen directors. Abstentions and broker non-votes are counted for quorum purposes but are not counted either as votes cast “For” or “Against” any nominee. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Pursuant to 2010 amendments to the rules of the New York Stock Exchange (“NYSE”), brokers will be prohibited from exercising discretionary voting on your shares held in “street name” for the election of directors. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the fourteen director nominees at the annual meeting on April 26, 2012. We encourage you to provide voting instructions to your brokers if you hold your shares in street name so that your voice is heard in the election of directors.

The affirmative vote of a majority of the votes cast in person or by proxy at the meeting by the holders of shares of Common Stock entitled to vote thereon is required to ratify the selection of the independent accountants described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes.  Abstentions are counted as a vote “Against” this proposal.  Broker non-votes are not counted either as votes cast “For” or “Against” the proposal to ratify the selection of the independent accountants described in this proxy statement.

Pursuant to provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), brokers will be prohibited from voting uninstructed shares on executive compensation matters, including on the non-binding advisory vote on executive compensation discussed in this proxy statement.  The affirmative vote of a majority of the votes cast in person or by proxy at the meeting by the holders of shares of Common Stock entitled to vote thereon is required for the non-binding advisory vote on executive compensation described in this proxy statement.  Abstentions and broker non-votes are counted for quorum purposes.  Abstentions are counted as a vote “Against” this proposal.  Broker non-votes are not counted either as votes cast “For” or “Against” this proposal.  If we receive a signed proxy with no voting instructions, such shares will be voted “For” the approval of our executive compensation as described in this proxy statement.

When a Common Stockholder participates in the Dividend Reinvestment Plan applicable to our Common Stock, the Common Stockholder’s proxy to vote shares of Common Stock will include the number of shares held for him by Computershare, the agent under the plan. If you do not send any proxy, the shares held for your account in the Dividend Reinvestment Plan will not be voted.

The rules of the Securities and Exchange Commission (“SEC”) permit us to deliver a single notice or set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice or set of annual meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any stockholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Quorum

Our by-laws provide that the presence in person or by proxy of the Common Stockholders of record holding a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall constitute a quorum for purposes of electing directors and voting on proposals other than the election of directors.

No Dissenters’ or Appraisal Rights

Stockholders who do not consent to the ratification of the selection of independent accountants or the non-binding advisory vote on executive compensation as described in this proxy statement, are not entitled to assert dissenters’ or appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

ELECTION OF DIRECTORS

Fourteen nominees are proposed for election by you at the annual meeting. The nominees to be voted on by you are Messrs. Emilio Carrillo Gamboa, Alfredo Casar Pérez, Luis Castelazo Morales, Enrique Castillo Sánchez Mejorada, Alberto de la Parra Zavala, Xavier García de Quevedo Topete, Oscar González Rocha, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Daniel Muñiz Quintanilla, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Juan Rebolledo Gout, and Carlos Ruiz Sacristán. All of the nominees are currently serving as directors.

Our Certificate requires the Board of Directors to include a certain number of special independent directors. A special independent director is a person who (i) satisfies the independence standards of the NYSE (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by a Special Nominating Committee of the Board of Directors.

The Special Nominating Committee, composed of Messrs. Luis Miguel Palomino Bonilla, Carlos Ruiz Sacristán (each a Special Designee), and Xavier García de Quevedo Topete (the Board Designee), has nominated Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán as special independent directors. Additionally, the Board of Directors at its meeting held on January 26, 2012 endorsed the selection of special independent directors made by the Special Nominating Committee and also selected Messrs. Emilio Carrillo Gamboa and Enrique Castillo Sánchez Mejorada as our fourth and fifth independent directors. For further information please see the section on “Special Independent Directors/Special Nominating Committee.”

The Board considers and recruits candidates from all sources, including nominations recommended by stockholders, to fill the positions on the Board taking into account the Board’s current composition and core competencies and the needs of the Board as a whole. The composition, skills and needs of the Board change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board. Recommendations for director nominees should be sent in writing to our Secretary or Assistant Secretary (see “Proposals and Nominations of Stockholders” below). The Board applies selection criteria for Board membership that, among other personal characteristics, require that Board members possess integrity and accountability, high ethical standards, financial literacy for the members serving on the Audit Committee, high performance standards and business competency, informed judgment, mature confidence, open mind, intelligence and judgment, sufficient time to devote to Company matters, and a history of achievement.  Additionally, special independent directors must satisfy the independence requirements of the NYSE Listed Company Manual (or any other exchange or association on which the Common Stock is listed).  The Board applies the same selection criteria for the evaluation of candidates from all sources.

To adequately fulfill the Board’s complex roles, from overseeing the audit and monitoring managerial performance to responding to rapidly changing market conditions, a host of core competencies need to be represented on the Board. The Board as a whole possesses the required Board core competencies, with each member contributing knowledge, experience and skills in one or more areas, including accounting and finance, management, business judgment, industry knowledge, international markets, leadership, strategy and vision, and crisis response.

The Board also considers diversity in identifying candidates to fill positions on the Board.  We believe that our current Board includes differences of viewpoint, professional experience, education, skill, and other individual qualities and attributes to augment the talents of management to operate the business of the Company and accomplish the primary goal of maximizing stockholder value while adhering to the laws of the jurisdictions wherein it operates and observing ethical standards.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the Board’s current policy on diversity continues to be optimal for SCC and its stockholders.

Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

NOMINEES FOR ELECTION AS DIRECTORS

The following fourteen individuals have been nominated for election to the Board of Directors.

Common Stock Director	Age	Position

Germán Larrea Mota-Velasco	58	Chairman of the Board and Director
Oscar González Rocha	73	President, Chief Executive Officer, and Director
Emilio Carrillo Gamboa	74	Director
Alfredo Casar Pérez	58	Director
Luis Castelazo Morales	56	Director
Enrique Castillo Sánchez Mejorada	55	Director
Alberto de la Parra Zavala	45	Director
Xavier García de Quevedo Topete	65	President, Chief Executive Officer of Southern Copper Minera Mexico, Chief Operating Officer of SCC, and Director
Genaro Larrea Mota-Velasco	51	Director
Daniel Muñiz Quintanilla	38	Director
Luis Miguel Palomino Bonilla	52	Director
Gilberto Perezalonso Cifuentes	69	Director
Juan Rebolledo Gout	61	Director
Carlos Ruiz Sacristán	62	Director

Germán Larrea Mota-Velasco, Director. Mr. Larrea has been Chairman of the Board since December 1999, Chief Executive Officer from December 1999 to October 2004, and a director of the Company since November 1999. He has been Chairman of the board of directors, President and Chief Executive Officer of Grupo México, S.A.B. de C.V. (“Grupo Mexico”) (holding) since 1994. Mr. Larrea has been Chairman of the board of directors and Chief Executive Officer of Grupo Ferroviario Mexicano, S.A. de C.V. (railroad company) since 1997. Mr. Larrea was previously Executive Vice Chairman of Grupo Mexico and has been member of the board of directors since 1981. He is also Chairman of the board of directors and Chief Executive Officer of Empresarios Industriales de México, S.A. de C.V. (“EIM”) (holding) and Fondo Inmobiliario (real estate company), since 1992. He founded Grupo Impresa, a printing and publishing company in 1978, remaining as the Chairman and Chief Executive Officer until 1989 when the company was sold. He is also a director of Banco Nacional de México, S.A. (Citigroup), which forms part of Grupo Financiero Banamex, S.A. de C.V. since 1992, Consejo Mexicano de Hombres de Negocios, and Grupo Televisa, S.A.B. since 1999.  He and Mr. Genaro Larrea Mota-Velasco are brothers.

Mr. Larrea, our Chairman, presides over every Board meeting and has been contributing to the Company since 1999 his education, his leadership skills, industry knowledge, strategic vision, informed judgment and business experience of 19 years, especially in the mining sector.  As Chairman and Chief Executive Officer of Grupo Mexico, of Grupo Ferroviario Mexicano, S.A. de C.V. and of EIM, a holding company engaged in a variety of business, including mining, construction, railways, real estate, and drilling, he brings to the Company a valuable mix of business experience in different industries.  His serving as a director of a bank, a professional Mexican organization and a media company provides a valuable diversified business experience that enhances his leadership role in the Company.

Oscar González Rocha, Director. Mr. González Rocha has been our President since December 1999 and our Chief Executive Officer since October 21, 2004. He has been a director of the Company since November 1999. Mr. González Rocha has been the Chief Executive Officer and a director of Asarco LLC (integrated US copper producer), an affiliate of the Company, since August 2010. Previously, he was the Company’s President and General Director and Chief Operating Officer from December 1999 to October 20, 2004. Mr. González Rocha initiated his professional career in 1971 with Grupo Mexico.  Mr. González Rocha has been a director of Grupo Mexico since 2002. He was General Director of Mexicana de Cobre, S.A. de C.V. from 1986 to 1999 and of Buenavista del Cobre, S.A. de C.V. (formerly Mexicana de Cananea, S.A. de C.V.) from 1990 to 1999. He was an alternate director of Grupo Mexico from 1998 to April 2002. Mr. González Rocha is a civil engineer with a degree from the Autonomous National University of Mexico (UNAM).

Mr. González Rocha, our President and Chief Executive Officer, is a civil engineer by profession and a business man with over 30 years experience in the mining industry.  He has been associated with our Mexican operations since 1986.  His contributions to the Company include his professional skills, his leadership, an open mind and a willingness to listen to different opinions. Mr. González Rocha has proven his ability to deal with crises to lessen negative impacts to the Company. His devotion of time to the Company and his hands-on management of the operations in Mexico and Peru contribute to his effective leadership of the Company.

Emilio Carrillo Gamboa, Director. Mr. Carrillo Gamboa has been a director of the Company since May 30, 2003 and is our fourth independent director nominee. Mr. Carrillo Gamboa is a prominent lawyer in Mexico and has been the Senior Partner of the law firm Bufete Carrillo Gamboa, S.C., a law firm specializing in corporate, financial, commercial, and public utility issues, for the last five years. Mr. Carrillo Gamboa has extensive business experience and currently serves on the boards of many prestigious international and Mexican corporations, as well as charitable organizations. Since March 9, 2005, he has been Chairman of the board of The Mexico Fund, Inc. (NYSE—mxf), a nondiversified closed-end management investment company. Mr. Carrillo Gamboa held various offices with Teléfonos de México, S.A. de C.V. (“TELMEX”) from 1960 to 1987, the most recent being that of President and Chief Executive Officer from June 1975 to June 1987.  He later served as Mexico’s Ambassador to Canada from July 1987 to February 1989. Mr. Carrillo Gamboa served from 2002 through March 2010 on the board and on the audit committee of Empresas ICA, S.A.B. de C.V. (NYSE-ica), an engineering, procurement and construction company. He is a member of the valuation, contract review and nominating and corporate governance committees of The Mexico Fund, Inc. and a member of its audit committee since 2002.  Mr. Carrillo Gamboa has a law degree from the Autonomous National University of Mexico (UNAM). He also attended a continuous legal education program at Georgetown University Law School, and practiced at the World Bank.

Mr. Carrillo Gamboa, the Chairman of our Audit Committee and our fourth independent director nominee, contributes to the Company his knowledge, his legal skills, his financial literacy, his extensive business experience, his informed judgment and his diversified business experience gained from serving on the boards of different Mexican and international companies. As Chief Executive Officer for twelve years of TELMEX, the main telephone service provider in Mexico and one of the largest Mexican companies, Mr. Carrillo Gamboa had to supervise, evaluate and recommend to the board decisions, in all aspects of management, and execute them. Mr. Carrillo Gamboa’s law practice since 1989 and his service on the boards of companies in different industries have enabled him to keep abreast of a variety of issues affecting business activities of international companies.

Alfredo Casar Pérez, Director. Mr. Casar Pérez has been a director of the Company since October 26, 2006. He has been a member of the board of directors of Grupo Mexico since 1997. He is also a member of the board of directors of Ferrocarril Mexicano, S.A. de C.V., an affiliated company of Grupo Mexico, since 1998 and its Chief Executive Officer since 1999. From 1992 to 1999, Mr. Casar Pérez served as General Director and member of the board of directors of Compañía Perforadora México, S.A. de C.V. and México Compañía Constructora, S.A. de C.V., two affiliated companies of Grupo Mexico. Mr. Casar Pérez served as Project Director of ISEFI, a subsidiary of Banco Internacional, in 1991 and Executive Vice President of Grupo Costamex in 1985. Mr. Casar Pérez also worked for the Real Estate Firm, Agricultural Ministry, and the College of Mexico. Mr. Casar Pérez holds a degree in Economics from the Autonomous Technological Institute of Mexico, ITAM, and one in Industrial Engineering from Anahuac University. He also holds a Master’s degree in Economics from the University of Chicago.

Mr. Casar Pérez has been associated with Grupo Mexico or its affiliated companies in different executive positions for more than 18 years.  He contributes to the Company his background in engineering and economics, his extensive business experience, his high performance standards, leadership and mature confidence. As Chief Executive Officer of Ferrocarril Mexicano, S.A. de C.V., Mr. Casar Pérez contributes to the Company an unique experience and thinking to address challenging issues and propose creative solutions.

Luis Castelazo Morales, Director.  Mr. Castelazo Morales was elected to the Company’s Board of Directors on September 20, 2010.  Mr. Luis Castelazo Morales has been the General Director of EIM since 2008.  Mr. Castelazo Morales was previously Chief Executive Officer of Desarrollo de Ingeniería S.A. de C.V. (DISA), a Mexican construction company, for more than ten years.  Mr. Castelazo Morales also participated in different projects in Mexico via joint ventures with Raytheon Engineers and Constructors and also with the McCarthy Construction Group.  Later he, along with two colleagues, founded AGBC S.C., a firm dedicated to financial consulting and advising for investments in the Mexican stock market, where he worked for more than 15 years.  Mr. Castelazo Morales holds the recognition of the AMIB (Asociación Mexicana de Intermediarios Bursátiles) as a certified “Advisor in Investment Strategies” for the Mexican stock market.  Mr. Castelazo Morales holds a degree in Civil Engineering from the Universidad Iberoamericana in Mexico City and a Master’s degree in Business Administration from the University of Texas in Austin, TX.

Mr. Castelazo Morales brings 30 years of investment, finance, general administration,  and construction expertise to bear on his service as a member of the Company’s Board.  His investment and financial studies and experience facilitate an in-depth understanding of the Company’s finances.

Enrique Castillo Sánchez Mejorada, Director.  Mr. Castillo Sánchez Mejorada was elected to the Company’s Board of Directors on July 26, 2010 and is our fifth independent director nominee.  Since April 2011 to date, Mr. Castillo Sánchez Mejorada has been Co-Head of Wholesale Banking of Grupo Financiero Banorte, S.A.B. de C.V. (“GFNorte”).  From October 2000 to March 2011, Mr. Castillo Sánchez Mejorada was the Chairman of the board and Chief Executive Officer of Ixe Grupo Financiero, S.A.B. de C.V. (“Ixe GF”), a Mexican financial holding company that merged into GFNorte as of April 2011. In addition, from March 2007 to March 2009, Mr. Castillo Sánchez Mejorada was the President of the Mexican Banking Association (Asociación de Bancos de México).  Currently, Mr. Castillo Sánchez Mejorada serves as an independent director on the boards of Grupo Herdez, S.A.B. de C.V., a Mexican holding company for the manufacture, sale and distribution of food products; Alfa S.A.B. de C.V., a Mexico-based holding company that, through its subsidiaries, is engaged in the petrochemical, food processing, automotive and telecommunication sectors; Grupo Embotelladoras Unidas, S.A.B. de C.V., a Mexico-based holding company primarily engaged in the beverages industry; Medica Sur, S.A.B. de C.V., a Mexico-based company engaged in the hospital business; and Grupo Casa Saba, S.A.B. de C.V., a Mexican wholesale distributor of pharmaceutical, health, beauty and other consumer products.  Mr. Castillo Sánchez Mejorada holds a Bachelor’s degree in Business Administration from the Universidad Anahuac in Mexico City, Mexico.

Mr. Castillo Sánchez Mejorada brings to the Company more than 30 years of experience in the financial sector. He also adds to the Board of Directors his leadership experience and expertise attained through his participation as an independent director of other companies.

Alberto de la Parra Zavala, Director. Mr. de la Parra has been a director of the Company since July 26, 2007. He has been the General Counsel of Grupo Mexico since February 2007. He was a partner of Galicia y Robles, S.C., a prominent Mexican law firm, from February 2002 to January 2007. Mr. de la Parra was a partner of Santamarina y Steta, S.C., one of the largest law firms in Mexico, from 1997 to 2002. He also worked for one year as a foreign associate with the law firm White & Case LLP in New York City. Mr. de la Parra is an accomplished Mexican attorney with broad experience in corporate and financial matters, including mergers and acquisitions. He has represented Mexican and international clients before Mexican authorities, including the Banking and Securities Exchange Commission, and the Stock Exchange. Additionally, Mr. de la Parra is the Corporate Secretary of the board of directors of Grupo Mexico, and of some of its subsidiaries. Mr. de la Parra was a member of the board of Grupo Aeroportuario del Sureste, S. A. B. de C. V. (airport services) from 2000 to 2007.  Mr. de la Parra has a law degree from the Escuela Libre de Derecho of Mexico.

As General Counsel of Grupo Mexico Mr. de la Parra contributes to the Company his business and legal experience on a broad range of issues, including several corporate and infrastructure transactions.  He also contributes his legal and business experience gained as a partner of two very reputable law firms in Mexico for 10 years representing Mexican and international clients in a variety of banking, financial and corporate matters.

Xavier García de Quevedo Topete, Director. Mr. García de Quevedo has been a director of the Company since November 1999. He has been the President of Minera Mexico, S.A. de C.V. since September 2001 and the President and Chief Executive Officer of Southern Copper Minera Mexico and our Chief Operating Officer since April 12, 2005. He has been the President and Chief Executive Officer of Americas Mining Corporation (“AMC”) since September 7, 2007. From December 2009 to June 2010, he was Chairman and Chief Executive Officer of Asarco LLC.  He was previously President of Asarco LLC from November 1999 to September 2001.  Mr. García de Quevedo initiated his professional career in 1969 with Grupo Mexico. He was President of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V. from December 1997 to December 1999, and General Director of Exploration and Development of Grupo Mexico from 1994 to 1997. He has been a director of Grupo Mexico since April 2002. He was also Vice President of Grupo Condumex, S.A. de C.V. (telecommunications, electronic and automotive parts producer) for eight years. Mr. García de Quevedo was the Chairman of the Mining Chamber of Mexico from November 2006 to August 2009. He is a Chemical Engineer with a degree from the Autonomous National University of Mexico (UNAM). He also attended a continuous business administration and finance program at the Technical Institute of Monterrey in Mexico.

Mr. García de Quevedo contributes to the Company his extensive business experience and leadership, his industry knowledge, his skills to motivate high-performing talent, and his general management skills.  During his more than 32 years of experience as an executive with Grupo Mexico and subsidiaries, he was responsible for developing the integration strategy of Grupo Mexico.  He was directly responsible for the development of the copper smelter, refinery, precious metal and rod plants of Grupo Mexico.  Mr. García de Quevedo also headed the process for the acquisition of railroad concessions for Grupo Mexico, the formation of Grupo Ferroviario Mexicano, S.A. de C.V. and its partnership with Union Pacific.  Previously, he had a distinguished career as Vice President of sales and marketing for Grupo Condumex, S.A. de C.V., where among other achievements, he was responsible for the formation of a division for the sale, marketing and distribution of products in the United States and for the formation of a Mexican and Latin American telecommunications division.  Mr. García de Quevedo also contributes to the Company his diversified business experience gained from having served on the boards of different Mexican and United States companies.

Genaro Larrea Mota-Velasco, Director. Mr. Larrea was our Vice President, Commercial from December 1999 until April 25, 2002, and has been a director since November 1999. From April 1983 to August 2002, Mr. Larrea held several positions in the areas of finance, commercial and logistics with Grupo Mexico. He has been a director of Grupo Mexico since 1994. He is currently Chairman of the board of directors of Corporación Scribe, S.A.B. Mr. Larrea has a Bachelor’s degree in Business Administration from Newport University and a Global Leadership Program certificate from Thunderbird University. He and Mr. Germán Larrea Mota-Velasco are brothers.

Mr. Larrea has been a director of several companies in the last 20 years.  This experience allows him to contribute to the Company his professional and business education and experience and his ability to appreciate the importance of global business trends.  He has been contributing to the Company his strategic insight and direction and his knowledge of international markets.

Daniel Muñiz Quintanilla, Director. Mr.  Muñiz has been a director of the Company since May 28, 2008. Mr. Muñiz has been the Chief Financial Officer of Grupo Mexico since April 2007. Prior to joining Grupo Mexico, Mr. Muñiz was a practicing corporate-finance lawyer from 1996 to 2006. During this time he worked at Cortés, Muñiz y Núñez Sarrapy;

Mijares, Angoitia, Cortés y Fuentes; and Baker & McKenzie (London and Mexico City offices). He holds a Master’s degree in Financial Law from Georgetown University, and a Master’s degree in Business Administration from Instituto de Empresa in Madrid.

Mr. Muñiz contributes to the Company his legal, business, and financial education acquired from extensive academic studies, including a Master’s degree in Financial Law from Georgetown University and a Master’s degree in Business Administration from Instituto de Empresa in Madrid, and his expertise and experience.  As Chief Financial Officer of Grupo Mexico he brings to the Board of the Company his specific expertise in corporate finance, especially with respect to debt and equity markets.

Luis Miguel Palomino Bonilla, Director. Dr. Palomino has been a director of the Company since March 19, 2004 and is a special independent director nominee. Dr. Palomino has been Chairman of the board of Aventura Plaza S. A. (commercial real estate developer and operator) since January 2008, Manager of the Peruvian Economic Institute (economic think tank) since April 2009, Partner of RMG Consultores (a financial consulting firm) since July 2007, director of the Master in Finance Program at the University of the Pacific in Lima, Peru since July 2009, and a member of the board of various organizations. He was a member of the board of directors of Access SEAF SAFI from December 2007 to April 2010.  Dr. Palomino was previously Principal and Senior Consultant of Proconsulta International (financial consulting) from September 2003 to June 2007. Previously he was First Vice President and Chief Economist, Latin America, for Merrill Lynch, Pierce, Fenner & Smith, New York (investment banking) from 2000 to 2002. He was Chief Executive Officer, Senior Country and Equity Analyst of Merrill Lynch, Peru (investment banking) from 1995 to 2000. Dr. Palomino has held various positions with banks and financial institutions as an economist, financial advisor and analyst. He has a PhD in finance from the Wharton School of the University of Pennsylvania, Philadelphia, and graduated from the Economics Program of the University of the Pacific in Lima, Peru.

Dr. Palomino is a member of our Audit Committee and a special independent director nominee.  He is also our “financial expert,” as the term is defined by the SEC.  Dr. Palomino contributes to the Company his education in economics and finance, acquired from extensive academic studies, including a PhD in Finance from the Wharton School of the University of Pennsylvania, his expertise, his wise counsel, and his extensive business experience gained from his past and current activities from serving as a financial analyst, including of the mining sectors in Mexico and Peru.

Gilberto Perezalonso Cifuentes, Director. Mr. Perezalonso has been a director of the Company since June 2002 and is a special independent director nominee. He was Chief Executive Officer of Corporación Geo S.A. de C.V. (housing construction) from February 2006 to February 2007. Mr. Perezalonso was the Chief Executive Officer of Aeroméxico (Aerovías de México, S.A. de C.V.) (airline company) from 2004 until December 2005. From 1998 until April 2001, he was Executive Vice President of Administration and Finance of Grupo Televisa, S.A.B. (media company). From 1980 until February 1998, Mr. Perezalonso held various positions with Grupo Cifra, S.A. de C.V. (department stores), the most recent position being that of General Director of Administration and Finance. Now he is a member of the advisory council of Banco Nacional de México, S.A. de C.V. (banking), the board and the investment committee of Afore Banamex (banking), the board and the investment committee of Siefore Banamex No. 1 (banking), and is a member of the boards of Gigante, S.A. de C.V. (retail), Masnegocio Co. S. de R.L. de C.V. (information technology), Intellego (technology), Telefónica Móviles México, S.A. de C.V. (wireless communication), and Construction Company Marhnos (housing construction). Mr. Perezalonso was a director of Cablevision, S.A. de C.V., Grupo Televisa, S.A.B. and a member of the audit committee of Grupo Televisa, S.A.B. from March 1998 to September 2009.  Mr. Perezalonso has a law degree from the Iberoamerican University and a Master’s degree in Business Administration from the Business Administration Graduate School for Central America (INCAE). Mr. Perezalonso has also attended the Corporate Finance program at Harvard University.

Mr. Perezalonso is a member of our Audit Committee and a special independent director nominee.  Mr. Perezalonso contributes to the Company his legal and financial education acquired from extensive academic studies, including a Master’s Degree in Business Administration from INCAE, and his business experience acquired serving in the financial areas of several companies and as Chief Executive Officer of different companies.  Mr. Perezalonso also brings to the Board his informed judgment and his diversified business experience gained from serving on the boards of different Mexican companies.

Juan Rebolledo Gout, Director. Mr. Rebolledo has been a director of the Company since May 30, 2003. Mr. Rebolledo has been International Vice President of Grupo Mexico since 2001. He was Deputy Secretary of Foreign Affairs of Mexico from 1994 to 2000 and Deputy Chief of Staff to the President of Mexico from 1993 to 1994. Previously, he was Assistant to the President of Mexico (1989-1993), director of the “National Institute for the Historical Studies of the Mexican Revolution”

of the Secretariat of Government (1985-1988), Dean of Graduate Studies at the National Autonomous University of Mexico (UNAM), Political Science Department (1984-1985), and professor of said university (1981-1983). Mr. Rebolledo holds a law degree from UNAM, an MA in philosophy from Tulane University, and an LLM from Harvard Law School.

Mr. Rebolledo contributes to the Company his legal and academic background acquired from extensive studies, his experience in the development of economic and international agreements, combined with his experience in international politics and diplomacy, governmental affairs and administration gained from holding important official positions with the Mexican government.

Carlos Ruiz Sacristán, Director. Mr. Ruiz Sacristán has been a director of the Company since February 12, 2004 and is a special independent director nominee. Since November 2001, he has been the owner and Managing Partner of Proyectos Estrategicos Integrales, a Mexican investment banking firm specialized in agricultural, transport, tourism, and housing projects. Mr. Ruiz Sacristán has held various distinguished positions in the Mexican government, the most recent being that of Secretary of Communication and Transportation of Mexico from 1995 to 2000. While holding that position, he was also Chairman of the board of directors of the Mexican-owned companies in the sector, and member of the board of directors of development banks. He was also a director of Asarco LLC. Mr. Ruiz Sacristán is a member of the board of directors since 2007 and of the audit, and environmental and technology committees of Sempra Energy (energy services). He is a member of the board of directors of Constructora y Perforadora Latina S.A. de C.V. (Mexican geothermal exploration and drilling company), of Banco Ve Por Mas S.A. (Mexican bank), and of OHL Concesiones Mexico (a construction and civil engineering company), and of AMAIT (an international airport in Mexico). Mr. Ruiz Sacristán holds a Bachelor’s degree in Business Administration from the Anahuac University of Mexico City, and an MBA degree from Northwestern University of Chicago.

Mr. Ruiz Sacristán is one of our special independent director nominees.  Mr. Ruiz Sacristán contributes to the Company his extensive business studies, including an MBA degree from Northwestern University of Chicago, his investment banking experience and his broad business experience as a former Chief Executive Officer of PEMEX (Mexican oil company), combined with his distinguished career in the Mexican government as a former Secretary of Communications and Transport of Mexico and as a director of Mexican-owned enterprises and financial institutions.  Mr. Ruiz Sacristán also brings to the Board his informed judgment and his diversified business experience gained from serving on the board of directors and of the audit, and environmental and technology committees of Sempra Energy, a Fortune 500 energy service company, based in San Diego, California and as the Chairman of Asarco LLC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is certain information with respect to those persons who are known by us to have been, as of December 31, 2011, beneficial owners of more than five percent of our outstanding Common Stock.

	Southern Copper Corporation
	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock
Americas Mining Corporation, 1440 E. Missouri Avenue, Suite C-175, Phoenix, AZ 85014 (a)(b)	680,000,000	80.86%

(a)         As reported in Amendment No. 16 to the Schedule 13D filed by Grupo Mexico and AMC on October 31, 2011.  AMC is owned by Grupo Mexico.  85,000,000 shares of the Company’s Common Stock are pledged to secure a syndicated financing (initially of $1.5 billion and at December 31, 2011 of $554.6 million) led by Banco Inbursa, BBVA Bancomer, Calyon and Credit Suisse to assist Grupo Mexico with its reorganization plan for Asarco LLC and to conclude the Chapter 11 proceeding undergone by Asarco LLC.

(b)         On January 26, 2012, the Company declared a 0.0107 stock dividend payable on February 28, 2012.  As a result of the stock dividend, AMC owns 687,275,997 shares of Common Stock as of February 29, 2012.

SECURITY OWNERSHIP OF MANAGEMENT

The information set forth below as to the shares of our Common Stock beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 2011.

	Southern Copper Corporation
	Shares of Common Stock Beneficially Owned(a)	Percent of Outstanding Common Stock
Germán Larrea Mota-Velasco	240,600		(b)
Oscar González Rocha	125,200		(b)
Emilio Carrillo Gamboa	10,800		(b)
Alfredo Casar Pérez	2,400		(b)
Luis Castelazo Morales	2,400		(b)
Enrique Castillo Sánchez Mejorada	2,400		(b)
Alberto de la Parra Zavala	4,000		(b)
José de los Heros Ugarte	11.38		(b)
Xavier García de Quevedo Topete	3,600		(b)
Genaro Guerrero Diaz Mercado	0
Raúl Jacob Ruisánchez	0
Genaro Larrea Mota-Velasco	9,600		(b)
Daniel Muñiz Quintanilla	0
Luis Miguel Palomino Bonilla	2,800		(b)
Gilberto Perezalonso Cifuentes	13,200		(b)
Juan Rebolledo Gout	7,200		(b)
Carlos Ruiz Sacristán	7,000		(b)
All nominees, directors and officers as a group (19) individuals	431,211.38

(a)          Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. All nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.  The information provided in the table is given as of December 31, 2011 and does not reflect the stock dividend of 0.0107 shares of Common Stock paid by the Company on February 28, 2012.

(b)         Less than 0.5%.

In addition, the following information is provided in satisfaction of applicable rules of the SEC. Grupo Mexico, the indirect majority stockholder of the Company, is a Mexican corporation with its principal executive offices located at Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico. Grupo Mexico’s principal business is to act as a holding company for shares of other corporations engaged in the mining, processing, purchase and sale of minerals and other products and railway services. Grupo Mexico shares are listed on the Mexican Stock Exchange (GMEXICO).

The largest shareholder of Grupo Mexico is EIM, a Mexican corporation. The principal business of EIM is to act as a holding company for shares of other corporations engaged in a variety of businesses including mining, construction, railways, real estate, and drilling. The Larrea family, including Mr. Germán Larrea, directly controls the majority of the capital stock of EIM and directly and indirectly controls a majority of the votes of the capital stock of Grupo Mexico.

Beneficial Ownership of Grupo Mexico Shares
as of December 31, 2011

Director/Officer	Shares
Germán Larrea Mota-Velasco	1,325,600,000
Oscar González Rocha (a)	1,989,816
Alfredo Casar Pérez	4,192,689
Luis Castelazo Morales	20,319
Emilio Carrillo Gamboa	134,174
Alberto de la Parra Zavala (b)	271,347
José de los Heros Ugarte (c)	11,778
Xavier García de Quevedo Topete (d)	2,242,157
Genaro Guerrero Diaz Mercado (e)	0
Raúl Jacob Ruisánchez (f)	13,531
Genaro Larrea Mota-Velasco	55,888,880
Remigio Martinez Muller	250,378
Vidal Muhech Dip (g)	250,000
Daniel Muñiz Quintanilla (h)	146,605
Juan Rebolledo Gout	768,278
Carlos Ruiz Sacristán	23,300
Total	1,391,803,252

(a)          Mr. Oscar González Rocha has the right to acquire 75,000 additional Grupo Mexico shares under Grupo Mexico’s stock purchase plans.

(b)         Mr. Alberto de la Parra Zavala has the right to acquire 19,453 additional Grupo Mexico shares under Grupo Mexico’s stock purchase plans.

(c)          Mr. José de los Heros Ugarte has the right to acquire 11,126 additional Grupo Mexico shares under Grupo Mexico’s stock purchase plans.

(d)         Mr. Xavier García de Quevedo Topete has the right to acquire 33,398 additional Grupo Mexico shares under Grupo Mexico’s stock purchase plans.

(e)          Mr. Genaro Guerrero Diaz Mercado has the right to acquire 12,590 additional Grupo Mexico shares under Grupo Mexico’s stock purchase plans.

(f)            Mr. Raúl Jacob Ruisánchez has the right to acquire 29,041 additional Grupo Mexico shares under Grupo Mexico’s stock purchase plans.

(g)         Mr. Vidal Muhech Dip has the right to acquire 12,000 additional Grupo Mexico shares under Grupo Mexico’s stock purchase plans.

(h)         Mr. Daniel Muñiz Quintanilla has the right to acquire 20,503 additional Grupo Mexico shares under Grupo Mexico’s stock purchase plans.

AUDIT COMMITTEE REPORT

In 2011, the Southern Copper Corporation Audit Committee was comprised of three independent directors, Messrs. Emilio Carrillo Gamboa, Luis Miguel Palomino Bonilla, and Gilberto Perezalonso Cifuentes.

Mr. Emilio Carrillo Gamboa was elected to the Board on May 30, 2003 and to the Audit Committee in July 2003. Mr. Carrillo chairs the Audit Committee. Mr. Luis Miguel Palomino Bonilla was elected to the Board and the Audit Committee on March 19, 2004. Mr. Perezalonso has been a member of the Audit Committee since June 2002.

Our Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Emilio Carrillo Gamboa are independent of management and financially literate in accordance with the requirements of the NYSE and the SEC, as such requirements are interpreted by our Board of Directors in its business judgment. In addition, the Board of Directors determined that Mr. Luis Miguel Palomino Bonilla is the Audit Committee financial expert, as the Board of Directors interprets this requirement in its business judgment. The Board of Directors also determined that Mr. Palomino satisfies the accounting or related financial management expertise standard required by the NYSE, as the Board of Directors interprets this requirement in its business judgment. The Audit Committee met five times in 2011, with 100% attendance by

Messrs. Emilio Carrillo Gamboa and Luis Miguel Palomino Bonilla, and 60% attendance by Mr. Gilberto Perezalonso Cifuentes.

The Board of Directors has adopted a written charter for the Audit Committee, which is posted on our web site (www.southerncoppercorp.com). The charter for the Audit Committee sets forth the authority and responsibilities of the Audit Committee. The last amendment of the Charter was approved by the Company’s Board in July 22, 2010.

The functions of the Audit Committee include approving the engagement of independent accountants, reviewing and approving the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Audit Committee also reviews our policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

In connection with the Audit Committee’s responsibilities, the Audit Committee has taken the following actions:

(1)          reviewed and discussed the consolidated audited financial statements with management and the independent accountants;

(2)          discussed with the independent accountants, Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited (“DTT”), the matters required to be discussed by Statements on Auditing Standards No. 61, as amended or supplemented from time to time;

(3)          received the written disclosures and the letters from DTT required by applicable requirements of the Public Company Accounting Oversight Board regarding DTT’s communications with us concerning independence, and has discussed with DTT its independence from us and our management;

(4)          discussed with our internal and independent accountants, DTT, the overall scope and plans of their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our financial reporting;

(5)          recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC; and

(6)          selected DTT as the Company’s independent accountants for year 2012. Such selection is submitted for ratification by you at this annual meeting.

The Audit Committee:
Emilio Carrillo Gamboa
Luis Miguel Palomino Bonilla
Gilberto Perezalonso Cifuentes

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following is a summary of fees we were or will be billed by DTT for professional services rendered for 2011 and 2010 fiscal years, respectively.

Fee Category	2011 Fees	2010 Fees
Audit Fees	$1,271,000	$1,271,000
Audit-Related Fees	188,000	188,000
Tax Fees	18,000	285,580
All Other Fees	100,000	533,800

Total Fees	$1,577,000	$2,278,380

Audit Fees

Audit Fees consist of fees for professional services rendered by DTT for the audit of our financial statements and those of our subsidiaries in Mexico and Peru, and of our branches in Peru and Chile, which are included in our Annual Report on Form 10-K, fees for the review of the financial statements included in our quarterly reports on Form 10-Q, and fees for services that are customarily rendered in connection with statutory and regulatory filings, including services in connection with the audit of the effectiveness of our internal control over financial reporting required by the Sarbanes-Oxley Act of 2002.  For each fiscal year of 2011 and 2010, the Company paid a total of $1,271,000 in Audit Fees.

Audit-Related Fees

Audit-Related Fees consist of fees for assurance and related services provided by DTT, not described above under “Audit Fees,” in connection with the performance of the review and audit of the quarterly and annual financial statements, due diligence services and attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards, which amounted to $188,000 for each of the 2011 and 2010 fiscal years.

Tax Fees

In 2011, Tax Fees consisted of fees for advice on transfer pricing issues amounting to $18,000.

In 2010, Tax Fees consisted of fees for advice on transfer pricing issues amounting to $18,000, a fee of $55,680 for advice on Mexican deferred income taxes issues, a fee in the amount of $41,900 for advisory services in the preparation of tax reports, and a fee of $170,000 for consulting services in the preparation of US tax returns.

All Other Fees

In 2011, All Other Fees consisted of fees for consulting services in connection with the planning and preparation for conversion to International Financial Reporting Standards in the amount of $100,000.

In 2010, All Other Fees consisted of fees for consulting services in connection with the planning and preparation for conversion to International Financial Reporting Standards in the amount of $275,000, a fee of $143,400 for professional advisory services in connection with the issuance of the Company’s debt securities, and $115,400 for advisory services in the preparation of reports to Mexican regulatory agencies.

Audit Committee Pre-Approval Policies and Procedures

Our management defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if it approves the engagement of the independent accountants. On July 19, 2010, the Audit Committee decided that management could engage the services of the independent accountants for special projects in amounts up to $30,000, provided they would be approved at the next scheduled Audit Committee meeting. Management could only engage the services of the independent accountants for up to two special projects each calendar year, not exceeding $60,000. For services between $30,000 and $60,000, the services would have to be approved by the Chairman of the Audit Committee and would have to be reported to the full Audit Committee at the next scheduled Audit Committee meeting.  For services in excess of $60,000 the full approval of the entire Audit Committee would be required previous to the engagement. In 2011, all services provided by DTT were approved in advance by the Audit Committee.

COMPENSATION COMMITTEE REPORT

Our Company was acquired in late 1999 by Grupo Mexico, our indirect majority stockholder, which owns 80.86% of our stock as of December 31, 2011. Because we are a controlled company as defined by the NYSE we do not have a Compensation Committee comprised entirely by independent directors. The Compensation Committee is comprised of Messrs. Germán Larrea Mota-Velasco, our Chairman, Oscar González Rocha, our President and Chief Executive Officer, Xavier García de Quevedo Topete, our Chief Operating Officer, and Gilberto Perezalonso Cifuentes, one of our independent directors.

The Compensation Committee met two times in 2011 with 100% attendance by Messrs. Germán Larrea Mota-Velasco, Oscar González Rocha, and Xavier García de Quevedo Topete and 50% attendance by Mr. Gilberto Perezalonso Cifuentes.  The Committee shall have the authority to delegate any of its authority to subcommittees designated by the Committee to the extent permitted by law. The Committee may delegate its administrative duties to the Chief Executive Officer or other members of senior management, as permitted by applicable law and regulations.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on said review and discussion, the Compensation Committee has recommended to our Board of Directors the inclusion of the Compensation Discussion and Analysis in the 2011 Annual Report on Form 10-K and this proxy statement.

The Compensation Committee:
Germán Larrea Mota-Velasco
Oscar González Rocha
Xavier García de Quevedo Topete
Gilberto Perezalonso Cifuentes

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis relates to and should be read together with our Summary Compensation Table and the information on related party transactions in this proxy statement.

Background and Role of Executive Officers in Determining Compensation:

The compensation of our executive officers is determined by our Chairman and other key executive officers, including Mr. Oscar González Rocha. Messrs. Oscar González Rocha, our President and Chief Executive Officer, Genaro Guerrero Diaz Mercado, our Vice President, Finance and Chief Financial Officer, Xavier García de Quevedo Topete, our Chief Operating Officer, José de los Heros Ugarte, our Vice President, Commercial, and Raúl Jacob Ruisánchez, our Comptroller, do not participate in any discussion relating to their respective compensations.  Mr. José N. Chirinos, our former Comptroller, also did not participate in any decision relating to his compensation in 2011.

We are providing, in satisfaction of applicable rules of the SEC, information regarding compensation paid by us, or by one or more of our subsidiaries, to Messrs. Oscar González Rocha, Genaro Guerrero Diaz Mercado, Xavier García de Quevedo Topete, José N. Chirinos, José de los Heros Ugarte, and Raúl Jacob Ruisánchez. Mr. Oscar González Rocha joined us in late 1999 after having an outstanding career at Grupo Mexico and has been receiving compensation from us since March 2000. Mr. Genaro Guerrero Díaz Mercado was appointed Vice President, Finance and Chief Financial Officer on January 2, 2008. Mr. Xavier García de Quevedo Topete joined us in September 2001 after serving as President of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V. Mr. Raúl Jacob Ruisánchez has held various positions with the Company since 1992, primarily focused in financial planning, corporate finance, shareholder and investor relations and project evaluation.  Mr. Jacob replaced Mr. José N. Chirinos, as our Comptroller, on October 27, 2011.  Mr. José N. Chirinos retired on September 18, 2011, after more than 44 years with the Company. Mr. José de los Heros Ugarte was appointed our Vice President, Commercial in November 2008 after having held various commercial positions within the Company since 1983.

Mr. Germán Larrea Mota-Velasco, our Chairman, is an executive officer of Grupo Mexico and is compensated by Grupo Mexico. Mr. Larrea has only received fees and stock awards for his services as member of our Board of Directors.

Compensation Objectives:

Our objectives in compensating our executive officers are to encourage the achievement of our business objectives and superior corporate performance by our executive officers. Our business objectives include increasing production and lowering costs in a safe environment, maintaining customer satisfaction, market leadership, and enhancing stockholder value. The principal objective of our compensation practices is to reward and retain executives with key core competency critical to our long-term management strategy. We reward for results rather than on the basis of seniority, tenure or other entitlement. We believe that our executive compensation practices align compensation with our business values and strategy.

What Is Our Compensation Designed to Reward?

Our compensation is designed to reward our executive officers for their efforts and dedication to us and for their ability to attract, motivate, and energize a high-performance leadership team, encouraging innovation in our employees, conceptualizing key trends, evaluating strategic decisions, and continuously challenging our employees to sharpen their vision and excel in performing their duties. We also reward our executive officers for achieving the business plans that the

Board has approved, for unique accomplishments and achievements, and for their leadership in managing our affairs in the locations in which we operate, mainly Peru and Mexico.

Why We Choose to Compensate Our Executives:

We choose to compensate our employees, including our executive officers, to grant them basic economic security at levels consistent with competitive local practices. We believe that the compensation we provide to our employees, including our executive officers, permits us to retain our highly skilled and qualified workforce.

We are required to grant our employees certain elements of compensation mandated by Peruvian and Mexican law, as applicable. Peruvian and Mexican law requires us to pay salaries to our employees commensurate with each employee’s job requirements and the experience and skills of every employee. The level of each salary is determined by us. We pay salaries and bonuses to reward and retain our excellent employees, including our executive officers. We also provide other Company sponsored benefits to remain competitive in the Peruvian and Mexican labor markets and to reward our employees, including our executive officers. The Peruvian five percent increase in monthly salary for each five years of service evolved as a benefit bargained by our labor unions and was later on extended to all salaried employees. The Peruvian vacation bonus and vacation travel benefits evolved from our practice of compensating expatriate employees who worked in Peru and was later extended to certain key salaried employees, including executive officers working in Peru.

How Do We Determine Each Element of Compensation?

The Company’s management team and Compensation Committee make the decisions to grant salary increases and bonuses for the executive officers of the Company after a thorough analysis of numerous factors, including among others, the responsibilities and performance of each executive officer measured in the areas of production, safety and environmental responsiveness (both individually and as compared to other officers of the Company). In addition, management and the Compensation Committee consider years of service, future challenges and objectives, the potential contributions of each officer to the future success of our Company, total executive compensation, and the Company’s overall financial performance. Peruvian and Mexican law requires us to pay salaries to our employees commensurate with each employee’s job requirements, experience and skills, and to share 8% of the annual pre-income tax profits of our Peruvian Branch with our Peruvian employees and 10% of the annual pre-income tax profits of our Mexican operation with our Mexican employees.

When we increase base salaries for our executive officers, we use a tabulation which is revised every year to adjust for inflation in Mexico and Peru. The base salary increases take into account the individual’s position, as well as his or her results and job performance in the relevant year. Base salary increases are not granted indiscriminately to employees. Instead, they are granted to reward individuals who facilitate the achievement of the Company’s corporate goals. Our corporate goals include increasing production and lowering costs in a safe environment, maintaining customer satisfaction and market leadership, and enhancing stockholder value.

We promote our named executive officers from within our organization and we hire new executives through recruiters. We also use Hay Group, a Human Resources consulting firm, which provides us with comparative salary data for the sought position extracted from its database relating to comparable companies in Mexico and Peru.

The salaries provided by the Human Resources consultants from their database are used by us as an indication of the market salaries prevailing in Peru and Mexico. In Peru, the consultants provide us with salaries, which they report were paid or offered to potential candidates by mining companies operating in Peru. The reports of the Human Resources consultants have included in the past salary information from Peruvian companies or Peruvian subsidiaries, such as the following: Xstrata Tintaya, S.A., Minera Yanacocha Peru, Hochschild Mining, plc, Compañía Minera Antamina S.A., Minera Barrick Misquichilca, S.A., Minsur S.A., Gold Fields La Cima, S.A.A., and Sociedad Minera Cerro Verde, S.A.A. In Mexico, the consultants have provided us with salaries, which they reported were paid or offered to potential candidates by mining companies operating in Mexico. The reports of the Human Resources consultants have included in the past salary information from Mexican companies or Mexican subsidiaries, such as the following: Newmont Mining Corporation, Pan American Silver Corporation, Industrias Peñoles, S.A.B. de C.V., Grupo Bacis S.A. de C.V., Mexicoro S.A. de C.V., Minera BHP Billiton, S.A. de C.V., and Minera Phelps Dodge de Mexico S. de R.L. de C.V. The above listing is for illustration purposes only, as the list of companies used by Human Resources consultants may vary from year to year. Additionally, we have not made an independent verification of the salary information reported by the Human Resources consultants.

We factor this comparative salary information into our decision making process by targeting our personnel compensation policies, including the compensation of the named executive officers, generally toward the median and third quartile of market compensation.

In 2009 and 2010, the reported median base salaries for S&P 500 chief executives were $1,041,012 and $1,093,989, respectively. Although the 2011 report was not available at the time of print, we predict that the median base salary for 2011 would continue the same trend as last year.  Even though we are not one of the constituent companies of the S&P 500 index, we have a market capitalization that would permit us to compare ourselves with the companies that comprise the index. We have compared the 2009 and 2010 salaries of Mr. Oscar González Rocha with the reported median base salaries of S&P 500 chief executives and determined that the salaries paid are below the reported median. Similarly, we believe that the salary of Mr. Oscar González Rocha in 2011 will be below the reported median for 2011.

The amount and formula applicable to the other benefits are mandated by Peruvian and Mexican law for all salaried employees. We also sponsor programs to recruit and retain qualified employees working in Peru and Mexico.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct, with certain exceptions, compensation in excess of $1 million to the Chief Executive Officer and our four other highest paid executive officers as required to be reported in our proxy statement. We do not believe that Section 162(m) will have any immediate material impact on us because, among other things, our officers’ salaries do not enter into the calculation of US source taxable income. We will, however, continue to monitor our executive compensation programs to ensure their effectiveness and efficiency in light of our needs, including Section 162(m).

How Does Each Element and Our Decisions Regarding That Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements?

We take into account each element of compensation to determine the overall compensation of our executives. It is our practice to grant relatively small salary increases commensurate with the cost of living increases in Peru and Mexico and tailor the amount of the incentive cash payments to balance the amounts of compensation mandated by Peruvian and Mexican law, principally the amounts received as profit participations. In years in which the profit participation is high, the bonus or incentive cash payment will be reduced. In years in which the profit participation is relatively modest, if our financial conditions permit, we tend to increase the amount paid in cash incentives.

Disclosure on Result of the Non-Binding Advisory Vote on Executive Compensation

Every year we provide our Common Stockholders with the opportunity to cast an advisory vote on executive compensation. At our annual meeting of stockholders held on April 28, 2011, a substantial majority of the votes cast on said proposal were voted in favor of the proposal. Our Compensation Committee and management team believe this affirms Common Stockholders’ support of our approach to executive compensation, therefore no change was made to our approach. We will continue to consider the outcome of future advisory votes on executive compensation when making future compensation decisions for the named executive officers.

Summary:

Our compensation practices are designed to comply with the requirements of Peruvian and Mexican law and with our goals and objectives to retain our key executives and reward them appropriately for their positive results. We continue to monitor our compensation practices to remain competitive in the marketplace and to reward our executives for results that are consistent with the long-term interest of our Company and our stockholders.

Peruvian Compensation Practices:

Our Peruvian compensation practices take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Peruvian law, future challenges and objectives, contributions to the future success of our Company, the executive’s total compensation, and our financial performance. We may also look at the compensation levels of comparable companies.

Our executive officers receive cash-based compensation, which is currently paid. The cash-based compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Peruvian law. We also sponsor programs to recruit and retain qualified employees working in Peru. Additionally, Grupo Mexico offers certain key employees, including our executive officers, stock purchase plans. See the description of these plans under “Stock Purchase Plans of Grupo Mexico” below.

The payment of bonuses is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of same depend, among other things, on our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. Since 2000 we have not used the Southern Copper Corporation Incentive Compensation Plan to grant incentive cash payments to our executive officers or to our other key employees.

The cash incentive payments granted to our executives are not based on pre-established performance targets or on targets that have been previously communicated to the executives. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them, generally at the beginning of each year.

All our Peruvian employee compensation is denominated in Peruvian Nuevos Soles. We convert the Peruvian Nuevos Soles into U.S. dollars using the average exchange rate for the applicable period.

Stock Options:

We have not granted stock options to any of our executive officers since 2000 in Peru. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Stock Purchase Plans of Grupo Mexico:

Grupo Mexico offers certain eligible key employees, including our executive officers, a stock purchase plan (the “Employee Stock Purchase Plan”) through a trust that acquires shares of Grupo Mexico for future sales to our employees, and employees of our subsidiaries and certain affiliated companies. Sales are at the approximate fair market value. Every two years employees will be able to purchase shares subscribed for purchase in the previous two years. The employees will pay for shares purchased through monthly payroll deductions over the eight year period of the plan. At the end of the eight year period, Grupo Mexico will grant the participant a bonus of one share for every ten shares purchased by the employee. If Grupo Mexico pays dividends on shares during the eight year period, the participant will be entitled to receive the dividend in cash for all shares that have been fully purchased and paid as of the date that the dividend is paid. If the participant has only partially paid for shares, the entitled dividends will be used to reduce the remaining liability owed for purchased shares. Certain key employees, including Messrs. Oscar González Rocha, José N. Chirinos, and José de los Heros Ugarte have purchased shares through this plan.  No stock bonuses were granted in 2011 and 2010.  In 2009 Messrs. Oscar González Rocha, José N. Chirinos and José de los Heros Ugarte received $193,207, $22,984 and $38,307, respectively, as bonuses under this plan. These amounts are reflected in the Summary Compensation Table under the Stock Bonus column.

Grupo Mexico also offers a stock purchase plan for certain members of its executive management and the executive management of its subsidiaries and certain affiliated companies (“Executive Stock Purchase Plan”). Under this plan, participants receive incentive cash bonuses which are used to purchase shares of Grupo Mexico and which are deposited in a trust.  Mr. Oscar González Rocha received cash bonuses of $170,194 in 2011 and $604,000 in 2010, which were used to purchase shares under this plan.  The amounts of said bonuses are reflected in the Summary Compensation Table under the Bonus column.

Pension Plan:

The Company has two non-contributory defined benefit pension plans covering former salaried employees in the United States and certain former employees in Peru. Messrs. Oscar González Rocha, José N. Chirinos, José de los Heros Ugarte, and Raúl Jacob Ruisánchez are not covered by our non-contributory retirement plans. They are covered by the Peruvian private pension system (“AFP”), a mandatory pension system. As required by Peruvian law, we retain every month a percentage of their salary and deposit the amount into their individual AFP accounts. The percentage of the monthly salary retained and deposited varies each year and has ranged from 8% to 10% over the years. Employees, including Mr. Chirinos, hired prior to 1995, received in 1995 a 13.53% salary increase to compensate them for the new deduction established by Peruvian law to participate in the mandatory pension system. Messrs. José N. Chirinos and José de los Heros Ugarte received payments of $15,449 and $9,318 in 2011, $20,303 and $9,068 in 2010, and $19,143 and $8,550 in 2009, respectively, pursuant to the requirements of the AFP law.  Mr. Raúl Jacob Ruisánchez also received a payment of $7,479 in 2011 as required under AFP. These payments are included in the gross salary reported for Messrs. Chirinos, de los Heros Ugarte, and Jacob Ruisánchez.

Severance Benefits:

We do not have corporate plans providing severance benefits to our executives in Peru. Our executive officers only receive severance benefits provided by Peruvian law. If the employee is terminated by us and he or she has a fixed-term employment agreement, Peruvian law requires that we pay the employee’s salary for the remaining of the term of his or her employment agreement. Peruvian law also provides that if the employee has been dismissed without cause, he or she is entitled to an amount equal to one and one-half times his or her monthly salary for each year of service up to a maximum of eight years or the equivalent of twelve months of salary. Peruvian law also provides that at the termination of employment an employee will be able to withdraw the full amount of the compensation for the years of service, known as CTS (“Compensación por Tiempo de Servicios”) in Peru, described below. Our executive officers in Peru do not have change of control employment agreements. Our Peruvian employees, including Mr. José N. Chirinos, Mr. José de los Heros Ugarte, and Mr. Raúl Jacob Ruisánchez do not have employment agreements.

Expatriate Employees:

Pursuant to Peruvian laws concerning expatriate employees, Mr. Oscar González Rocha entered into an employment agreement. The employment agreement is in effect for a term of one year and may be extended for additional periods. In accordance with the terms of the employment agreement, the Company has agreed to provide Mr. Oscar González Rocha (and any other expatriate employees) with benefits as required by Peruvian law. Under the employment agreement, Mr. Oscar González Rocha may resign at any time by providing us with 30 days’ notice. The employment agreement also provides that we may dismiss Mr. Oscar González Rocha for serious offenses as established by Peruvian law. Terminated employees are also entitled to receive severance benefits as required by Peruvian law. Our non-Peruvian contract employees and their dependents receive travel benefits to return to their home country at the end of each year and return to Peru at the commencement of each year of the contract. Additionally, this benefit includes travel to their home country at the termination of the contract.

Discretionary Cash Compensation:

(a) Base Salary:

Messrs. González Rocha, Chirinos, and de los Heros Ugarte received, respectively, $550,632, $164,713 and $205,467 in 2011, $535,883, $216,465, and $186,909 in 2010, $489,555, $204,097, and $153,606 in 2009 as annual salary.  Additionally, Mr. Jacob Ruisánchez received $140,562 as his salary in 2011.

The base salary of Mr. Oscar González Rocha increased approximately 3% and 9.5% in 2011 and 2010, respectively, and decreased approximately 1% in 2009. The base salary of Mr. José N. Chirinos decreased approximately 24% in 2011, increased approximately 6% in 2010, and decreased approximately 3% in 2009. The base salary of Mr. José de los Heros Ugarte increased approximately 10% in 2011, 22% in 2010, and 1% in 2009. Mr. Oscar González Rocha’s base salary at the commencement of his services with us is reflected in an employment agreement mandated by Peruvian law. The base salaries of our executive officers follow the guidelines of salaries of other key employees of the Company.

(b) Bonus:

Mr. Oscar González Rocha received cash incentive payments of $240,316 in 2011, $693,356 in 2010, and $124,477 in 2009 in recognition of his performance and to reward him for his leadership, vision and focus. Additionally, Mr. José N. Chirinos did not receive a cash incentive payment in 2011, but received $10,903 in 2010, and $31,896 in 2009; Mr. José de los Heros Ugarte received $33,109 in 2011, $44,725 in 2010, and $47,759 in 2009; and Mr. Raúl Jacob Ruisánchez received $16,862 in 2011 also in recognition of their performance.  Also, see “Stock Purchase Plans of Grupo Mexico” above.

Peruvian Mandated Cash Compensation:

(a) Profit Sharing in the Profits of Our Peruvian Branch:

Peruvian law requires that we, as well as all other mining companies in Peru, share 8% of the annual pre-income tax profits of our Branch with all our workers (salaried and non-salaried). This benefit is payable in cash to each employee in an amount not to exceed 18 times his or her monthly salary. The excess is paid to a Peruvian pro-employment fund and to the regional governments where we operate, that is to say, the regional governments of Lima, Arequipa, Moquegua, and Tacna in Peru.

Messrs. González Rocha, Chirinos, de los Heros Ugarte, and Jacob Ruisánchez received, respectively, $368,607, $159,229, $165,083, and $110,692  in 2011 as participants in the pre-tax earnings of our Peruvian Branch. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(b) Peruvian Legal Holiday and Other Bonuses:

Peruvian law also requires payment each year of one month’s salary to each employee as a bonus for Peruvian Independence holidays and Christmas.  Additionally, Peruvian law requires the payment of one day’s salary to every employee, including Messrs. González Rocha, Chirinos, de los Heros Ugarte, and Jacob Ruisánchez, every year in which May 1st falls on a Sunday (“Labor Day Bonus”). Said compensation is reflected in the Summary Compensation Table under the All Other Compensation column.

In 2011, Messrs. González Rocha, Chirinos, de los Heros Ugarte, and Jacob Ruisánchez received, respectively, $109,056, $36,124, $47,138 and $29,628 as Peruvian Independence holidays and Christmas bonus. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(c) Termination of Employment Compensation or CTS:

Additionally, as compensation for years of service or CTS, Peruvian law requires a deposit of one twelfth of an employee’s annual salary, vacation, travel, Independence holidays, Christmas, dependents and service award bonus, each year, for each employee (whether Peruvian or expatriate) working in Peru, as applicable. This amount is deposited in a local bank of the employee’s choosing, in an individual account, which accrues interest paid by said bank. For all legal purposes, the chosen bank acts as trustee of the deposited amounts. The CTS funds can only be fully withdrawn when the employee terminates employment.

In 2011, we deposited for Messrs. González Rocha, Chirinos, de los Heros Ugarte, and Jacob Ruisánchez, respectively, $62,150, $13,716, $25,479 and $16,028 as CTS compensation. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(d) Peruvian Mandated Company Housing:

Peruvian mining law requires that we provide residences at our operations in Toquepala, Cuajone, and Ilo for all our salaried and non-salaried employees, including for Mr. Oscar González Rocha.

(e) Peruvian Mandated Family Assistance:

Peruvian law requires that we provide family assistance, which consists of 10% of the legal minimum salary, to all our salaried and non-salaried employees, including Messrs. González Rocha, Chirinos, de los Heros Ugarte, and Jacob Ruisánchez. Said compensation is reflected in the Summary Compensation Table under the All Other Compensation column.

Cash Compensation under Company Sponsored Programs:

(a) Vacation Compensation:

We provide vacation bonuses for all our salaried employees and payment for vacation travel to all our key salaried employees.

In 2011, Messrs. González Rocha, Chirinos, de los Heros Ugarte, and Jacob Ruisánchez received, respectively, $47,332, $55,046, $19,510 and $13,170 as vacation bonus and travel. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(b) Five Percent Benefit or “Quinquenio”:

We also provide voluntarily to all salaried employees and to non-salaried employees under agreement with our local labor unions, a benefit consisting of five percent of the monthly salary for each period of five years of service. We call this benefit, colloquially in Peru, the “quinquenio.”

In 2011, Messrs. González Rocha, Chirinos, de los Heros Ugarte, and Jacob Ruisánchez received, respectively, $55,063, $59,706, $49,037 and $19,962 as quinquenio. These amounts are reflected in the Summary Compensation Table under the All Other Compensation column.

(c) Other Company Sponsored Programs:

We provide a subsidy to expatriate employees and certain executives to assist with the education of their children. In 2011, Mr. José de los Heros Ugarte received $23,094 under this program. Mr. Raúl Jacob Ruisánchez also received a payment under this program which is reflected in the All Other Compensation column in the Summary Compensation Table.  Additionally, said column reflects modest Christmas gifts given to all salaried and non-salaried employees, including Messrs. González Rocha, de los Heros Ugarte, and Jacob Ruisánchez.

Personal Benefits:

(a) Company Housing:

We provide a corporate residence in Lima, which Mr. Oscar González Rocha uses when he conducts business activities at our Lima headquarters. We reflect this benefit in the Summary Compensation Table under the All Other Compensation column.

(b) Travel Benefits:

In 2011, we provided travel benefits not directly related to the performance of Mr. Oscar González Rocha’s functions, which are reflected in the Summary Compensation Table under the All Other Compensation column.

(c) Company Provided Car and Driver:

Messrs. Oscar González Rocha, José de los Heros Ugarte, Raúl Jacob Ruisánchez, and other key salaried employees are provided with a Company car and a driver. Similarly in 2011, Mr. José N. Chirinos was provided with a Company car and a driver until his retirement on September 18th.  We consider that the use of Company cars by Messrs. González Rocha, Chirinos, de los Heros Ugarte, Jacob Ruisánchez, and other key salaried employees is not a personal benefit but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Peru, is required for security reasons, and is consistent with local practice.

(d) Tax Gross-Up:

We provide certain key employees a cash benefit as reimbursement for the payment of taxes on compensation received under the Stock Purchase Plans of Grupo Mexico.  In 2011, Mr. Oscar González Rocha received $72,940 as a tax gross-up payment, which is reflected in the Summary Compensation Table under the All Other Compensation column.

Mexican Compensation Practices:

Our Mexican compensation practices also take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Mexican law, future challenges and objectives, contributions to the future success of our Company, the executive total compensation, and our financial performance. We may also look at the compensation levels of comparable companies.

Our executive officers receive cash-based compensation, which is currently paid. The cash-based compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Mexican law. We also sponsor programs to recruit and retain qualified employees working in Mexico. Additionally, Grupo Mexico offers certain key employees, including our executive officers, stock purchase plans. See the description of these plans under “Stock Purchase Plans of Grupo Mexico” below.

The payment of bonuses is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of the same depend, among other things, on our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation. Since 2000 we have not used the Southern Copper Corporation Incentive Compensation Plan to grant incentive cash payments to our executive officers or to our other key employees.

The cash incentive payments granted to our executives are not based on pre-established performance targets or on targets that have been previously communicated to the executives. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them, generally at the beginning of each year.

All our Mexican employee compensation is denominated in Mexican Pesos. We convert the Mexican Pesos into U.S. dollars using the average exchange rate for the applicable period.

Stock Options:

We have not granted stock options to any of our executive officers since 2000 in Mexico. The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Stock Purchase Plans of Grupo Mexico:

Grupo Mexico offers eligible employees the Employee Stock Purchase Plan through a trust that acquires shares of Grupo Mexico for future sales to our employees, and employees of our subsidiaries and certain affiliated companies. Sales are at the approximate fair market value. Every two years employees will be able to purchase shares subscribed for purchase in the previous two years. The employees will pay for shares purchased through monthly payroll deductions over the eight year period of the plan. At the end of the eight year period, Grupo Mexico will grant the participant a bonus of one share for every ten shares purchased by the employee. If Grupo Mexico pays dividends on shares during the eight year period, the participant will be entitled to receive the dividend in cash for all shares that have been fully purchased and paid as of the date that the dividend is paid. If the participant has only partially paid for shares, the entitled dividends will be used to reduce the remaining liability owed for purchased shares. Certain key employees, including Messrs. Genaro Guerrero Diaz Mercado and Xavier García de Quevedo Topete, have purchased shares through this plan. No stock bonuses were granted in 2011 and 2010.  In 2009, Messrs. Genaro Guerrero Diaz Mercado and Xavier García de Quevedo Topete received $6,275 and $47,265, respectively, as bonuses under this plan. These amounts are reflected in the Summary Compensation Table under the Stock Bonus column.

Under the Executive Stock Purchase Plan, participants receive incentive cash bonuses which are used to purchase shares of Grupo Mexico and which are deposited in a trust. Mr. Xavier García de Quevedo Topete received incentive cash bonuses in 2011 of $262,540, in 2010 of $344,854 and in 2009 of $514,526, which were used to purchase shares under this plan. The amounts of said bonuses are reflected in the Summary Compensation Table under the Bonus column.

Pension Plan:

Retirement benefits of our employees in Mexico are covered by the Mexican social security system mandated by Mexican law. In addition, certain of our Mexican subsidiaries participate in a defined contribution pension plan, which complements the retirement benefits granted under the Mexican social security system.

Under the Mexican pension plan, non-union employees of Minera México, S.A. de C.V., and participating subsidiaries who have completed ten continuous years of employment with the participating subsidiary, including Messrs. Genaro Guerrero Diaz Mercado and Xavier García de Quevedo Topete earn the right to receive certain benefits upon retirement at the normal retirement age of 70 or upon early retirement on or after age 60. An employee may chose to retire at age 75 only upon receiving the proper consent of the participating company.  Mr. Genaro Guerrero did not participate in the Mexican pension plan in 2011.

Employees contribute 3% of their monthly base salary to the plan and the employer matches the employees’ contributions with an additional 3%. The funds are then invested in treasury or in marketable securities. The fiduciary of such investment funds is an institution authorized by the Mexican government. The plan is administered by a technical committee comprised of at least three unpaid individuals (who may be employees of the participating companies), which are appointed by the Company. The plan may be amended or terminated at any time at the Company’s discretion, but such amendment or termination must preserve acquired rights of the employees.

Regardless of the manner in which an employee’s employment is terminated, he/she is entitled to receive his/her employee contributions and any amounts earned during his/her term of employment. Any severance benefits received by the terminated employee will be deducted from any employer contribution to be received under the plan. In the event of the retirement of an employee, he/she is entitled to receive amounts accrued under the plan.

Severance Benefits:

We do not have corporate plans providing severance benefits to our executives in Mexico. Our executive officers only receive severance benefits provided by Mexican law or negotiated by us when we undertake workforce reductions at our operations. Our executive officers in Mexico do not have change of control or employment agreements.

Discretionary Cash Compensation:

(a) Base Salary:

Mr. Genaro Guerrero Diaz Mercado did not receive compensation from the Company in 2011 and 2010.  In 2009, the Company paid an annual salary of $209,580 to Mr. Genaro Guerrero Diaz Mercado.  The compensation of Mr. Genaro Guerrero Diaz Mercado for services to the Company in 2011 and 2010 was paid by a subsidiary of Grupo Mexico.  Mr. Xavier García de Quevedo Topete received $446,947 in 2011, $479,969 in 2010, and $394,581 in 2009 as annual salary.

The base salary of Mr. Genaro Guerrero Diaz Mercado decreased 6% in 2009.  The base salary of Mr. Xavier García de Quevedo Topete decreased 7% in 2011, increased 22% in 2010, and decreased 15% in 2009. The base salaries of our executive officers follow the guidelines of salaries of other key employees of the Company.

(b) Bonus:

Mr. Genaro Guerrero Diaz Mercado did not receive compensation from the Company in 2011 and 2010 and did not receive a bonus in 2009.  The compensation of Mr. Genaro Guerrero Diaz Mercado for services to the Company in 2011 and 2010 was paid by a subsidiary of Grupo Mexico.  Mr. Xavier García de Quevedo Topete received cash incentive payments of $371,873 in 2011, $396,614 in 2010 and $514,526 in 2009 in recognition of his performance.  Also, see “Stock Purchase Plans of Grupo Mexico” above.

Mexican Mandated Cash Compensation:

(a) Profit Sharing in the Profits of Our Mexican Operations:

Mexican law requires that we, as well as all other mining companies in Mexico, share 10% of the annual pre-tax profits of our operations with all our workers (salaried and non-salaried). This benefit is payable in cash to each employee. Messrs.  Genaro Guerrero Diaz Mercado and Xavier García de Quevedo Topete did not participate in the pre-income tax earnings of our Mexican operations in 2011.

(b) Mexican Legal Holiday Bonuses:

Mexican law also requires payment each year of at least 15 days’ salary to each employee, with at least one completed year of service, as a bonus for Christmas. We give our employees in Mexico one month’s salary as Christmas bonus.

Mr. Genaro Guerrero Diaz Mercado did not receive compensation from the Company in 2011.  The compensation of Mr. Genaro Guerrero Diaz Mercado for services to the Company in 2011 was paid by a subsidiary of Grupo Mexico.  Mr. Xavier García de Quevedo Topete received $37,902 as a Christmas bonus in 2011, which is reflected in the Summary Compensation Table under the All Other Compensation column.

(c) Vacation Compensation:

We provide vacation bonuses for all our salaried employees, with at least one completed year of service, including our executive officers in Mexico, as required by Mexican law. This vacation bonus consists of at least 25% of the salary earned during the vacation period. Mr. Genaro Guerrero Diaz Mercado did not receive compensation from the Company in 2011.  The compensation of Mr. Genaro Guerrero Diaz Mercado for services to the Company in 2011 was paid by a subsidiary of Grupo Mexico.  Mr. Xavier Garcia de Quevedo Topete received a vacation bonus of $12,756 for 2011, which is reflected in the Summary Compensation Table under the All Other Compensation column.

Cash Compensation under Company Sponsored Programs:

(a) Mexican Pension Plan:

We offer our employees of Minera Mexico, S.A. de C.V. and participating subsidiaries the possibility of joining a defined contribution pension plan. Mr. Genaro Guerrero Diaz Mercado did not receive a contribution in 2011 under our Mexican pension plan. Mr. Xavier García de Quevedo Topete received $13,361 as employer contribution under our Mexican pension plan in 2011, which is reflected in the Summary Compensation Table under the All Other Compensation column. A more detailed description of the principal features of the Mexican pension plan can be found under “Pension Plan” above.

(b) Mexican Savings Plan:

We offer our employees the possibility of saving up to 13% of their salaries and we match this amount with our own contributions (but never in excess of ten times the minimum monthly salary). These amounts are invested by us in marketable securities. Amounts can be withdrawn at any time with proper notice after ceasing participation in the plan. In 2011, Mr. Genaro Guerrero Diaz Mercado did not receive a contribution under our Mexican savings plan.  Mr. Xavier García de Quevedo Topete received a contribution under our Mexican savings plan, which is reflected in the Summary Compensation Table under the All Other Compensation column.

Personal Benefits:

(a) Company Provided Car and Driver:

Mr. Xavier García de Quevedo Topete, and other key salaried employees are provided with a Company car and driver.  We consider that the use of Company cars by Mr.  Xavier García de Quevedo Topete, and other key salaried employees, is not a personal benefit but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Mexico, is required for security reasons, and is consistent with local practice.

(b) Company Housing and Other Benefits:

Employees of certain of our Mexican units reside in townsites at La Caridad and Buenavista mines, where we have built approximately 2,000 houses and apartments and 275 houses and apartments, respectively. Employees of other units principally reside on the grounds of the mining or processing complexes in which they work and we have built approximately 900 houses and apartments for such employees. Housing, together with maintenance and utility services, is provided at minimal cost to most of our employees. Our townsites and housing complexes include educational and, in some units, medical facilities, churches, social clubs, shopping centers, banking and other services. None of our executives working in Mexico receive these benefits.

EXECUTIVE COMPENSATION

Set forth below is certain information concerning the compensation paid by us, or by one or more of our subsidiaries, to Messrs. Oscar González Rocha, Xavier García de Quevedo Topete, José N. Chirinos, and José de los Heros Ugarte for services rendered in all capacities to us for the fiscal years ended December 31, 2011, December 31, 2010, and December 31, 2009, to Mr. Genaro Guerrero Diaz Mercado for services rendered in all capacities to us for the fiscal year ended December 31, 2009, and to Mr. Raúl Jacob Ruisánchez for services rendered as Comptroller for the fiscal year ended December 31, 2011. The compensation of Mr. Genaro Guerrero Diaz Mercado for services rendered to us for the fiscal years ended December 31, 2011 and December 31, 2010 was paid by a subsidiary of Grupo Mexico. Mr. Germán Larrea Mota-Velasco, our Chairman, received no compensation from us in 2011, 2010, and 2009 for services other than as a director.

Summary Compensation Table(a)

	Gross Annual Compensation
					Stock	All Other
Name and Principal					Bonus	Compensation
Position	Year		Salary	Bonus	(b)	(d)	Total
Oscar González Rocha	2011		$550,632	$240,316	$—	$724,669	$1,515,617
President and CEO	2010		$535,883	$693,356	$—	$949,687	$2,178,926
	2009		$489,555	$124,477	$193,207	$587,076	$1,394,315
Genaro Guerrero Diaz Mercado	2011	(c)	$—	$—	$—	$—	$—
Vice President, Finance and CFO	2010	(c)	$—	$—	$—	$—	$—
	2009		$209,580	$—	$6,275	$44,528	$260,383
Xavier García de Quevedo Topete	2011		$446,947	$371,873	$—	$67,961	$886,781
President, CEO of Southern Copper	2010		$479,969	$396,614	$—	$78,707	$955,290
Minera Mexico, & COO of SCC	2009		$394,581	$514,526	$47,265	$86,228	$1,042,600
José N. Chirinos	2011		$164,713	$—	$—	$324,577	$489,290
Former Comptroller	2010		$216,465	$10,903	$—	$400,950	$628,318
	2009		$204,097	$31,896	$22,984	$321,562	$580,539
José de los Heros Ugarte	2011		$205,467	$33,109	$—	$330,184	$568,760
Vice President, Commercial	2010		$186,909	$44,725	$—	$335,011	$566,645
	2009		$153,606	$47,759	$38,307	$243,542	$483,214
Raúl Jacob Ruisánchez, Comptroller	2011		$140,562	$16,862	$—	$199,449	$356,873

(a)                  Compensation for all of our Peruvian and Mexican employees is denominated, respectively, in Peruvian Nuevos Soles and Mexican Pesos. We convert the Peruvian Nuevos Soles and Mexican Pesos into U.S. dollars using the average exchange rate for the applicable period. The average rate in 2011 for Peruvian Nuevos Soles was 2.75 Nuevos Soles for each U.S. dollar. The average rate in 2011 for Mexican Pesos was 13.50 Mexican Pesos for each U.S. dollar.

(b)                 See “Stock Purchase Plans of Grupo Mexico” above. See also Note 15 “Stockholders’ Equity — Employee Stock Purchase Plan” of our consolidated financial statements as reported in our Annual Report on Form 10-K filed with the SEC on February 27, 2012.

(c)                  Mr.  Genaro Guerrero Diaz Mercado did not receive compensation from the Company in 2011 and 2010. The compensation of Mr. Genaro Guerrero Diaz Mercado for services to the Company in 2011 and 2010 was paid by a subsidiary of Grupo Mexico.

(d)                 All Other Compensation for Mr. Oscar González Rocha consists mainly of:

(i) Cash Compensation Mandated by Peruvian Law:

•                  $368,607 in 2011 as profit sharing in the profits of our Peruvian Branch;

•                  $109,056 in 2011 as Peruvian legal holiday bonus;

•                  Labor Day Bonus;

•                  $62,150 in 2011 as termination of employment or CTS; and

•                  Family assistance.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  $47,332 in 2011 as vacation bonus and travel;

•                  $55,063 in 2011 as five percent benefit or Quinquenio;

•                  $72,940 in 2011 as a tax gross-up payment; and

•                  Compensation under other Company sponsored programs.

(iii) Personal Benefits:

•                  Use of our corporate Lima residence in 2011; and

•                  Travel benefits not directly related to the performance of Mr. Oscar González Rocha’s functions in 2011.

All Other Compensation for Mr. Xavier García de Quevedo Topete consists mainly of:

(i) Cash Compensation Mandated by Mexican Law:

•                  $37,902 in 2011 as Mexican legal holiday bonus; and

•                  $12,756 in 2011 as vacation bonus.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  $13,361 in 2011 as contribution under our Mexican pension plan; and

•                  2011 contributions under our Mexican savings plan.

All Other Compensation for Mr. José N. Chirinos consists mainly of:

(i) Cash Compensation Mandated by Peruvian Law:

•                  $159,229 in 2011 as profit sharing in the profits of our Peruvian Branch;

•                  $36,124 in 2011 as Peruvian legal holiday bonus;

•                  Labor Day Bonus;

•                  $13,716 in 2011 as termination of employment or CTS; and

•                  Family assistance.

(ii) Cash Compensation Under Company Sponsored Programs:

•      $55,046 in 2011 as vacation bonus and travel; and

•                  $59,706 in 2011 as five percent benefit or Quinquenio.

All Other Compensation for Mr. José de los Heros Ugarte consists mainly of:

(i) Cash Compensation Mandated by Peruvian Law:

•                  $165,083 in 2011 as profit sharing in the profits of our Peruvian Branch;

•                  $47,138 in 2011 as Peruvian legal holiday bonus;

•                  Labor Day Bonus;

•                  $25,479 in 2011 as termination of employment or CTS; and

•                  Family assistance.

(ii) Cash Compensation Under Company Sponsored Programs:

•                  $19,510 in 2011 as vacation bonus and travel;

•                  $49,037 in 2011 as five percent benefit or Quinquenio;

•                  $23,094 in 2011 as subsidy to assist with education costs for his children; and

•                  Compensation under other Company sponsored programs.

All Other Compensation for Mr. Raúl Jacob Ruisánchez consists mainly of:

(i) Cash Compensation Mandated by Peruvian Law:

•                  $110,692 in 2011 as profit sharing in the profits of our Peruvian Branch;

•                  $29,628 in 2011 as Peruvian legal holiday bonus;

•                  Labor Day Bonus;

•                  $16,028 in 2011 as termination of employment or CTS; and

•                  Family assistance.

(ii) Cash Compensation Under Company Sponsored Programs:

•      $13,170 in 2011 as vacation bonus and travel;

•                  $19,962 in 2011 as five percent benefit or Quinquenio;

•                  A subsidy to assist with education costs for his children; and

•                  Compensation under other Company sponsored programs.

Directors’ Fees

None of our officers who are directors of the Company receive fees for attending Board or Committee meetings.  Employee directors also do not receive shares under the Directors’ Stock Award Plan.  See section on “Compensation of Directors” below.

Outstanding Equity Awards at Fiscal Year-End

No options were granted since 2000.  No options, equity awards or equity-based awards were outstanding at December 31, 2011.  The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Option Exercises and Stock Vested at Fiscal Year-End

No options were exercised since 2000.  No stock award vested as of December 31, 2011.

Retirement Plans

See descriptions above under “Pension Plans.”

Severance Benefits

As described above in the Compensation Discussion and Analysis, we provide severance benefits as required by Peruvian and Mexican law.

COMPENSATION POLICIES AND PRACTICES AND RISK

Our Peruvian and Mexican executive officers and non-executive employees receive cash-based compensation, which is currently paid. The cash-based compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Peruvian and Mexican law. We also sponsor programs to recruit and retain qualified employees working in Peru and Mexico.

The payment of bonuses is discretionary and we do not necessarily pay bonuses every year. The payment of bonuses and the amount of the same depend, among other things, on our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general. We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation.  The cash incentive payments granted to our executives and non-executive employees are not based on pre-established performance targets or on targets that have been previously communicated to the executives or the employees. The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them, generally at the beginning of each year.

The decisions to grant salary increases and bonuses for the executive officers of the Company and for non-executive employees are made after a thorough analysis of numerous factors, including among others, the responsibilities and performance of each executive officer or employee measured in the areas of production, safety and environmental responsiveness (both individually and as compared to other officers or employees of the Company).  The Company’s compensation policies or practices do not vary significantly from the Company’s overall risk and reward structure, inasmuch as we do not offer performance-based bonuses or incentive awards which occur significantly before receipt of anticipated income or expiration of associated risk to the Company.  We do not have business units that account for a significant portion of the Company’s risk profile or compensation policies and practices that vary for a particular business unit.  We continuously monitor our compensation policies and practices to avoid risk-taking by executive and non-executive employees to increase their compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Germán Larrea Mota-Velasco, Alfredo Casar Pérez, Luis Castelazo Morales, Alberto de la Parra Zavala, Juan Rebolledo Gout, and Daniel Muñiz Quintanilla, our directors representing Grupo Mexico, are executive officers and/or directors of Grupo Mexico or its affiliates. Messrs. Germán Larrea Mota-Velasco, Oscar González Rocha, Xavier García de Quevedo Topete, and Gilberto Perezalonso Cifuentes comprise the Compensation Committee of the Board. See also “Related Party Transactions.”

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended, require that the Company’s stockholders be given the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this proxy statement of the Company’s executive officers who are named in the Summary Compensation Table.  The Compensation Discussion and Analysis begins at page 15 in this proxy statement.  As discussed there, the Board of Directors believes that the Company’s long-term success depends, in large measure, on the talents of the Company’s employees. The Company’s compensation practices play a significant role in the Company’s ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of the Company’s compensation system are to comply with the requirements of Peruvian and Mexican laws, to fit with the Company’s goals and objectives and to retain its key executives and reward them appropriately for their positive results.  The compensation of the Company’s named executive officers is in line with the compensation of other key employees of the Company.  Additionally, the compensation of Mr. Oscar González Rocha, our Chief Executive Officer, is below the reported compensation of other chief executive officers of companies with comparable market capitalization.

The proposal for a non-binding advisory vote on executive compensation provides stockholders with the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because this is an advisory vote, it will not be binding upon the Company, its Board of Directors, or its Compensation Committee. However, the Company, its Board of Directors, and its Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements to the extent they can determine the cause or causes of any significant negative voting results.  The affirmative vote of a majority of the votes cast in person or by proxy at the meeting by the holders of shares of Common Stock entitled to vote thereon is required for the non-binding advisory vote on executive compensation described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes.  Abstentions are counted as a vote “Against” this proposal.  Broker non-votes are not counted either as votes cast “For” or “Against” the proposal.  If we receive a signed proxy with no voting instructions, such shares will be voted “For” the approval of our executive compensation as described in this proxy statement.

The Board recommends that stockholders vote FOR approval of this resolution.

RELATED PARTY TRANSACTIONS

In 2011, we had entered into certain transactions in the ordinary course of business with parties that are controlling stockholders or their affiliates. These transactions include the lease of office space, air transportation and construction services and products and services relating to mining and refining. We lend and borrow funds among affiliates for acquisitions and other corporate purposes. These financial transactions bear interest and are subject to review and approval by senior management, as are all related party transactions.

Grupo Mexico, our ultimate parent and our majority indirect stockholder, and our affiliates, provide various services to us. In 2011, these services were primarily related to accounting, legal, tax, financial, treasury, human resources, price risk assessment and hedging, purchasing, procurement and logistics, sales and administrative and other support services. We pay Grupo Mexico for these services. The total amount paid by us to Grupo Mexico for such services in 2011 was $13.9 million. We expect to continue to pay for these support services in the future.

Our Mexican operations paid fees of $11.6 million in 2011, primarily for freight services provided by Ferrocarril Mexicano, S.A. de C.V., a subsidiary of Grupo Mexico.  Our Mexican operations also paid $32.4 million for construction services provided by México Proyectos y Desarrollos, S.A. de C.V. and affiliates, a subsidiary of Grupo Mexico. Also in 2011, our Mexican operations paid fees of $1.8 million in 2011 for drilling services provided by Compañía Perforadora Mexico, S.A.P.I. de C.V., a subsidiary of Grupo Mexico.

In 2011, the Company purchased $23.4 million in scrap and other residual copper mineral from Asarco LLC, an affiliate of the Company.

Our Peruvian operations paid $0.5 million and $3.3 million in fees for engineering and consulting services provided by Consorcio Tricobre and Consorcio CESEL CONSUTEC, respectively. Both are Peruvian companies in which Servicios de Ingenieria Consultec, S.A. de C.V., a subsidiary of Grupo Mexico, had a 42% and 50% participation, respectively. These companies are currently in liquidation.

In 2011, our Peruvian operations paid $2.0 million in fees for engineering and consulting services provided by Exploraciones Mineras del Peru S.A.C., a Peruvian company in which Grupo Mexico Servicios de Ingenieria, S.A. de C.V. and Mexico Proyectos y Desarrollos, S.A. de C.V. have a 99.97% and 0.03% participation, respectively. Both companies are subsidiaries of Grupo Mexico.

The Larrea family controls a majority of the capital stock of Grupo Mexico, and has extensive interests in other businesses, including aviation and real estate. We engage in certain transactions in the ordinary course of business with other entities controlled by the Larrea family relating to the lease of office space and air transportation. In connection with this, we paid fees of $0.2 million in 2011 for maintenance services and sale of vehicles provided by México Compañía de Productos Automotrices, S.A. de C.V., a company controlled by the Larrea family and which is currently in liquidation.

Additionally, in 2007, the Company’s Mexican subsidiaries provided guaranties for two loans totaling $10.8 million obtained by Mexico Transportes Aereos, S.A. de C.V. (“MexTransport”), a company controlled by the Larrea family, from Bank of Nova Scotia in Mexico.  One of the loans, originally for $2.3 million, was repaid in August 2010.  The remaining loan ($8.5 million plus interest at Libor + 0.15%) requires semi-annual repayments and matures in August 2013.  MexTransport provides aviation services to the Company’s Mexican operations.  The guaranty provided to MexTransport is backed up by the transport services provided by MexTransport to the Company’s Mexican subsidiaries.  If MexTransport defaults on the loan, SCC’s subsidiaries would have to satisfy the guaranty and repay to the bank the remaining balance, which at December 31, 2011 was $2.6 million, plus interest. The Company paid fees of $2.8 million in 2011 to MexTransport for aviation services.

Additionally, in 2011 we purchased $1.9 million of industrial material from Higher Technology S.A.C. and paid $0.6 million for maintenance services provided by Servicios y Fabricaciones Mecánicas S.A.C., companies in which Mr. Carlos González, a son of our Chief Executive Officer, has a proprietary interest. In addition, we purchased $0.2 million in 2011 of industrial material from Sempertrans France Belting Technology and $0.2 million of industrial material from PIGOBA, S.A. de C.V. Mr. Alejandro González, a son of our Chief Executive Officer, is employed as a sales representative of Sempertrans and has a proprietary interest in PIGOBA. The Company purchased $5.3 million in 2011 of industrial material and services from Breaker, S.A. de C.V., a company in which Mr. Jorge González has a proprietary interest. Mr. Jorge González is the son-in-law of our Chief Executive Officer.

Additionally during 2011, the Company sold $68.8 million in copper cathodes, rod and anodes, as well as sulfuric acid, silver, gold and lime to Asarco LLC. The Company also received fees from building rental and maintenance services provided to Mexico Proyectos y Desarrollos, S.A. de C.V. and its affiliates in the amount of $0.5 million, and to Perforadora Mexico S.A.P.I. de C.V. in the amount of $0.2 million, both subsidiaries of Grupo Mexico.

Asarco LLC employs Oscar González Barron, the son of Oscar González Rocha, our Chief Executive Officer. Mr. González Barron holds the position of Chief Financial Officer at Asarco LLC and received $188,401 as his base salary, $62,694 as a bonus and $9,413 for the use of a company car in 2011, along with other employment benefits that are standard for employees of Asarco LLC at that management level. Mr. Oscar González Rocha was not involved in the recruiting or hiring of Mr. Oscar González Barron by Asarco LLC, nor in any decision affecting Mr. González Barron’s compensation.  Mr. Oscar González Barron’s compensation was established by Asarco LLC in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

It is anticipated that in the future we will enter into similar transactions with such parties.

AMC, Grupo Mexico’s subsidiary, reported that it had obtained in 2009 a secured financing of $1.5 billion, which at December 31, 2011 had an outstanding balance of $554.6 million, to comply with its reorganization plan for Asarco LLC, an affiliate of our Company.

.

Additionally, AMC and several directors of our Company are named defendants in the Lemon Bay litigation disclosed in “Class actions” in note 14 “Commitment and Contingencies” of our consolidated financial statements as reported in our Annual Report on Form 10-K filed with the SEC on February 27, 2012. We have also been named as a nominal defendant.  All defendants have appealed the judgment issued on December 29, 2011.  We cannot assure you that increased financial obligations of AMC or Grupo Mexico resulting from the financing, the litigation or other reasons will not result in AMC or Grupo Mexico attempting to obtain increased dividends or other funding from us.

During 2011, the Audit Committee reviewed and did not object to any of the related party transactions reported in this proxy statement. Our Audit Committee recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore adopted a policy on January 24, 2007, and amended it on February 23, 2007, and on April 24, 2008.  This policy is followed in connection with all of our related party transactions. This policy formalizes the procedures followed by the Audit Committee for previous years. Related parties are those defined as such by the SEC. Our policy requires us to report all related party transactions in our filings with the SEC and as required by accounting requirements.

It is our policy that the Audit Committee shall review all related party transactions. The Company is prohibited from entering or continuing a material related party transaction that has not been reviewed and approved or ratified by the Audit Committee. Our Certificate specifically provides that the Company is prohibited from engaging in any material affiliate transaction unless the transaction has been reviewed by a committee of at least three members of the Board of Directors, each of whom must satisfy the independence standards of the NYSE (or any other exchange or association on which the Common Stock is listed). A material affiliate transaction is defined as a transaction, business dealing or material financial interest in any transaction, or any series of transactions between Grupo Mexico or one of its affiliates (other than us or any of our subsidiaries), on the one hand, and us or one of our subsidiaries, on the other hand, that involves an aggregate consideration of more than $10,000,000. We believe that the Audit Committee is best suited to review any material affiliate transaction.

The Audit Committee may delegate authority to grant such approvals or ratifications to one or more members of the Audit Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Audit Committee at its next scheduled meeting.

Additionally, in transactions where a senior officer is related to any of our goods or services provider, the Chairman of the Audit Committee is delegated the authority to approve the transaction, unless it exceeds an aggregate consideration of more than $500,000.  In the latter case, prior approval of the Audit Committee members is required.

Management reports all related party transactions to the Audit Committee at each meeting. Material related party transactions are reported to the full Board of Directors. There is a presumption that the Audit Committee has approved or ratified the related party transaction if it has reviewed the transaction and made no observations or objections to same.

In reviewing a related party transaction the Audit Committee considers all of the relevant factors surrounding the transaction including:

(1)          whether there is a valid business reason for us to enter into the related party transaction consistent with the best interests of the Company and our stockholders;

(2)         whether the transaction is negotiated on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally;

(3)         whether the Audit Committee determines that it has been duly apprised of all significant conflicts that may exist or may otherwise arise on account of the transaction, and it believes, nonetheless, that we are warranted in entering into the related party transaction and have developed an appropriate plan to manage the potential conflicts of interest;

(4)         whether the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

(5)         whether the transaction involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and/or

(6)         whether the interest of the related party or that of a member of the immediate family of the related party arises solely from the ownership of our class of equity securities and all holders of that class of our equity securities received the same benefit on a pro rata basis.

“CONTROLLED COMPANY” EXCEPTION TO NYSE RULES

A company of which more than 50% of the voting power for the election of directors is held by a single entity, a “controlled company,” is not required to comply with the requirements of the NYSE corporate governance rules requiring a majority of independent directors and independent compensation and nominating/corporate governance committees.

We are a controlled company as defined by the rules of the NYSE. Grupo Mexico owns indirectly 80.86% of our stock as of December 31, 2011 and controls the voting power for the election of directors. We have taken advantage of the exceptions to the corporate governance rules of the NYSE. We have three special independent directors nominated by the Special Nominating Committee, Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán. Messrs. Emilio Carrillo Gamboa and Enrique Castillo Sánchez Mejorada are our fourth and fifth independent directors. At its meeting on January 26, 2012, the Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Carlos Ruiz Sacristán, Emilio Carrillo Gamboa, and Enrique Castillo Sánchez Mejorada are independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment.

CORPORATE GOVERNANCE

Corporate Governance Guidelines, Committee Charters and Code of Ethics

We have adopted Corporate Governance Guidelines for the Board of Directors and charters for the Audit, Special Nominating, Corporate Governance and Disclosure, and Compensation Committees. We also have in place a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, comptroller, all other officers, directors and our employees, including the persons performing accounting or financial functions. The Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Committee charters, may be accessed free of charge by visiting our web site at www.southerncoppercorp.com. We intend to report any amendments to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer, comptroller, director and other persons performing similar functions as required by the NYSE rules.

Board Leadership Structure

The Board believes that the Company is best served by separating the positions of Chairman and Chief Executive Officer. Mr. Germán Larrea Mota-Velasco is the Chairman of our Board of Directors and Mr. Oscar González Rocha, the President of the Company, is our Chief Executive Officer.  We also have a Chief Executive Officer for our Mexican operations. Mr. Xavier Garcia de Quevedo Topete, our Chief Operating Officer, is the President and Chief Executive Officer of Southern Copper Minera Mexico. This structure provides three leaders for the Company and results in a more effective organization. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that the Company is under strong leadership with three persons setting the tone and having responsibility for managing our operations.

Risk Oversight Process

We have a Risk Committee composed of management personnel that reports to the Chief Executive Officer.  The Risk Committee meets regularly to review the Company’s risk management process, including operational, legal, financial, governmental environment, corporate governance, credit, and liquidity risk matters. Additionally, the Risk Committee reports to the Audit Committee significant risk findings and the Audit Committee then reports same to the entire Board. The Board of Directors has the ultimate oversight role to monitor how executive management manages the material risks associated with the Company’s operations.

It is the competence of the Audit Committee to review and discuss with management the Company’s guidelines and policies with respect to the process by which the Company undertakes risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Additionally, the Board’s Corporate Governance and Disclosure Committee’s duties include overseeing and reviewing periodically with the Chief Executive Officer, the Chief Financial Officer, the proper officers, employees, and committees of the Company, the internal and external auditors, and the Audit Committee the effectiveness of the Company’s disclosure controls and procedures, internal controls, and risk assessments, and the quality and adequacy of the disclosures that the Company makes in the periodic reports it files with the SEC.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Executive Session of Non-Management Directors

In accordance with Section 303A.03 of the corporate governance rules of the NYSE, an executive session of non-management directors is scheduled on the occasion of each of our regularly scheduled Board meetings. Only independent directors attend the executive sessions of non-management directors. For such purpose, our Chairman invites the non-management directors to hold the executive session and all other members are asked to leave the boardroom. The non-management directors decide on each occasion if there are matters that warrant holding the executive session and the directors designate for each session, the director who will preside at each executive session. This policy is disclosed in Section 5.4 of our Corporate Governance Guidelines posted on the Company’s web site at www.southerncoppercorp.com.

Corporate Governance and Disclosure Committee

The primary functions of the Corporate Governance and Disclosure Committee are (a) to consider and make recommendations to the Company’s Board of Directors concerning the appropriate function and needs of the Board, (b) to develop and recommend to the Board corporate governance principles, (c) to oversee evaluation of the Board and management, and (d) to oversee and review compliance with the disclosure and reporting standards of the Company that require full, fair, accurate, timely, and understandable disclosure of material information regarding the Company in reports and documents that it files with the SEC, the NYSE and equivalent authorities in the countries in which the Company operates, as well as in other public communications that it regularly makes.  The Chief Executive Officer, the Chief Financial Officer, the Comptroller, the Treasurer, and the persons performing accounting or financial functions are responsible to ensure compliance with these standards.  Additionally, the Chief Executive Officer and the Chief Financial Officer are responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting.  It is also the purpose of the Corporate Governance and Disclosure Committee to assist the Audit Committee in the performance of its responsibilities. Because we are a controlled company as defined by the NYSE we do not have a Corporate Governance and Disclosure Committee comprised entirely of independent directors. The Committee is comprised of Messrs. Germán Larrea-Mota Velasco, Oscar González Rocha, Xavier García de Quevedo Topete, and Emilio Carrillo Gamboa. The Committee met six times in 2011 with 100% attendance by all members.

The Corporate Governance and Disclosure Committee has the authority to delegate any of its authority to subcommittees designated by the Corporate Governance and Disclosure Committee, to the extent permitted by law. The Corporate Governance and Disclosure Committee has the authority to delegate its authority to one or more members of the Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Corporate Governance and Disclosure Committee at its next meeting. The Committee has the sole authority to retain and terminate any counsel or other advisors, including sole authority to approve the fees and other retention terms.

Special Independent Directors/Special Nominating Committee

The Special Nominating Committee functions as a special committee to nominate special independent directors to the Board. The Company does not have any other nominating committee. Pursuant to our Certificate, a special independent director is any director who (i) satisfies the independence requirements of the NYSE Listed Company Manual (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by the Special Nominating Committee. The Special Nominating Committee has the right to nominate a number of special independent directors based on the percentage of our Common Stock owned by all holders of our Common Stock, other than Grupo Mexico and its affiliates.

The Special Nominating Committee consists of three directors. Two (2) directors currently are Luis Miguel Palomino and Carlos Ruiz Sacristán (each an “Initial Member” and, together with their successors, “Special Designees”) and another director, currently Xavier García de Quevedo Topete, as may be appointed by the Board of Directors or the “Board Designee.” The Board Designee will be selected annually by the Board of Directors. The Special Designees will be selected annually by the members of the Board who are special independent directors or Initial Members. Only special independent directors can fill vacancies on the Special Nominating Committee. Any member of the Special Nominating Committee may be removed at any time by the Board of Directors for cause. The unanimous vote of all members of the Special Nominating Committee will be necessary for the adoption of any resolution or the taking of any action.

Our Certificate provides that the number of special independent directors on the Board of Directors at any given time shall be equal to (a) the total number of directors on the Board of Directors multiplied by (b) the percentage of Common Stock owned by all of the stockholders (other than Grupo Mexico and its affiliates), rounded up to the next whole number. Notwithstanding the foregoing, the total number of persons nominated as special independent directors cannot be less than two or greater than six.

The Special Nominating Committee has nominated Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán as special independent directors. Messrs. Emilio Carrillo Gamboa and Enrique Castillo Sánchez Mejorada are our fourth and fifth independent directors. At its meeting on January 26, 2012, the Board of Directors approved the nomination of special independent directors made by the Special Nominating Committee and endorsed the determination made by the Special Nominating Committee that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán are independent of management in accordance with the requirements of the NYSE, as such requirements are interpreted by the Special Nominating Committee and our Board of Directors in their respective business judgments. The Board of Directors also determined that Messrs. Emilio Carrillo Gamboa and Enrique Castillo Sánchez Mejorada are independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment. Notwithstanding the foregoing, the power of the Special Nominating Committee to nominate special independent directors is subject to the rights of the stockholders to make nominations in accordance with our by-laws.

The Special Nominating Committee met once in 2011. The Special Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations for special independent directors. The Committee considers recommendations for special independent director nominees to the Board of Directors from all sources. Recommendations for special independent director nominees should be sent in writing to our Secretary or Assistant Secretary (see “Proposals and Nominations of Stockholders” below).

The Special Nominating Committee’s Charter sets forth that it shall have the authority to:

•                  consider and recruit candidates to fill the positions on the Board allocated to special independent directors taking into account the Board’s current composition and core competencies and the needs of the Board as a whole;

•                  apply criteria for Board membership that require special independent directors to satisfy the independence requirements, possess financial and business competency, high ethical standards and integrity, intelligence and judgment, sufficient time to devote to our matters, and a history of achievement;

•                  review and consider candidates from all sources;

•                  conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates;

•                  recommend the special independent director nominees for approval by the Board and you;

•                  fill any vacancy created by the removal, resignation or retirement from the Board of any special independent director; and

•                  evaluate annually the Committee’s own performance and the adequacy of the charter, and report on the same to the Board.

The Committee has the authority to delegate any of its authority to subcommittees designated by the Committee, to the extent permitted by law. However, the Committee has the sole authority to retain and terminate any advisor, including counsel and any search firm used to identify special independent director candidates, and to approve the fees and other retention terms of said advisors.

COMPENSATION OF DIRECTORS

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards (b) ($)	Total ($)

Germán Larrea Mota-Velasco(a)	$44,000	$43,380	$87,380
Oscar González Rocha	—	—	—
Emilio Carrillo Gamboa(a)	$74,000	$43,380	$117,380
Alfredo Casar Pérez(a)	$44,000	$43,380	$87,380
Luis Castelazo Morales(a)	$44,000	$43,380	$87,380
Enrique Castillo Sánchez Mejorada(a)	$44,000	$43,380	$87,380
Alberto de la Parra Zavala(a)	$44,000	$43,380	$87,380
Xavier García de Quevedo Topete	—	—	—
Genaro Larrea Mota-Velasco(a)	$32,000	$43,380	$75,380
Daniel Muñiz Quintanilla(a)	$44,000	$43,380	$87,380
Luis Miguel Palomino Bonilla(a)	$74,000	$43,380	$117,380
Gilberto Perezalonso Cifuentes(a)	$50,000	$43,380	$93,380
Juan Rebolledo Gout(a)	$44,000	$43,380	$87,380
Carlos Ruiz Sacristán(a)	$44,000	$43,380	$87,380

(a)         Individuals domiciled outside Peru are subject to a 30% income tax withholding.  Individuals domiciled in Peru are subject to a 10% income tax withholding.

(b)         The dollar value reported is based on the closing stock price of SCC’s common stock on the NYSE on the grant date.

Each non-employee director receives compensation in the amount of $20,000 per year and $6,000 for attendance in person at each meeting. For attendance by telephone conference the compensation is $1,000 for each meeting. All directors are reimbursed by us for all meeting related expenses.

We have a Directors’ Stock Award Plan pursuant to which directors who are not compensated as our employees are entitled to an award of 1,200 shares of Common Stock upon election to the Board and 1,200 additional shares of Common Stock following each annual meeting of stockholders thereafter. This Plan will expire by its terms on January 31, 2016.

The information set forth below reflects the shares of our Common Stock granted under the Directors’ Stock Award Plan outstanding and held by each of the directors as of December 31, 2011.  The information does not reflect the stock dividend of 0.0107 paid by the Company on February 28, 2012.

Southern Copper Corporation

Shares of Common Stock Beneficially Owned

Germán Larrea Mota-Velasco	15,600
Oscar González Rocha	1,200
Emilio Carrillo Gamboa	10,800
Alfredo Casar Pérez	2,400
Luis Castelazo Morales	2,400
Enrique Castillo Sánchez Mejorada	2,400
Alberto de la Parra Zavala	4,000
Xavier García de Quevedo Topete	3,600
Genaro Larrea Mota-Velasco	9,600
Daniel Muñiz Quintanilla	0
Luis Miguel Palomino Bonilla	2,800
Gilberto Perezalonso Cifuentes	13,200
Juan Rebolledo Gout	7,200
Carlos Ruiz Sacristán	7,000

ATTENDANCE OF DIRECTORS

The Board of Directors met four times at its regularly scheduled meetings in 2011, with 100% attendance by all directors, except Mr. Gilberto Perezalonso Cifuentes, who attended 50% of the meetings.

During 2011, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served), with the exception of Mr. Gilberto Perezalonso Cifuentes who attended 55% of the meetings.

We do not have a policy requiring attendance by directors at the annual meeting of stockholders. Mr. Genaro Guerrero Diaz Mercado, our Vice President, Finance, and Chief Financial Officer, chaired the 2011 annual meeting of stockholders and Mr. Hans Flury, our Assistant Secretary recorded. Due to an unavoidable conflict, Mr. Oscar González Rocha, the President and Chief Executive Officer of the Company, had to remain at the Peruvian operations and could not preside the annual meeting.  Also present at the 2011 annual meeting was Mr. Vidal Muhech Dip, our Vice President, Projects and Mr. Agustin Avila, our Assistant Comptroller. Mr. Jose Chirinos, our former Comptroller, also joined the meeting via telephone conference. The absence of all other directors was excused.

COMMUNICATIONS WITH DIRECTORS

You or other interested persons wishing to write to our Board of Directors or a specified director or committee of the Board, including our non-management directors or independent directors, should send correspondence to our Secretary or Assistant Secretary at Southern Copper Corporation, 1440 E. Missouri Avenue, Suite C-175, Phoenix, AZ 85014, or at Southern Copper Corporation, Av. Caminos del Inca 171, Chacarilla del Estanque, Santiago de Surco, Lima-33, Peru, or at Southern Copper Corporation, Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico.

All communications so received from you or other interested parties will be forwarded to the members of the Board of Directors, or to a specific Board member or committee if so designated by such person. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. This process will assist the Board in reviewing and responding to communications in an appropriate manner. The Board has instructed our Corporate Secretary or Assistant Secretary to review such correspondence and, at his discretion, to not forward items he deems to be commercial or frivolous in nature, or otherwise inappropriate for the Board’s consideration.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on our records and other information, we believe that all filing requirements of the SEC applicable to our executive officers, directors, and ten percent or more owners were complied with in 2011, with the exception of Mr. Germán Larrea Mota-Velasco, our Chairman, who filed one late report covering acquisition of a total of 125,000 shares in late September 2011 through early October 2011; Mr. Daniel Muniz Quintanilla, one of our directors, who filed one late report covering the disposition of 370 shares on May 17, 2011 and an additional 830 shares on July 6, 2011; and Mr. Carlos Ruiz Sacristan, one of our directors, who filed one late report covering the acquisition of 1,200 shares on January 31, 2011 and the disposition of a total of 5,000 shares in late August 2011 through early September 2011.

APPROVAL OF PROPOSALS BY STOCKHOLDERS

The Board of Directors recommends that you vote FOR the following proposals.

PROPOSAL TO ELECT OUR

FOURTEEN DIRECTORS

The Board of Directors recommends that you vote in favor of the election of Messrs. Emilio Carrillo Gamboa, Alfredo Casar Pérez, Luis Castelazo Morales, Enrique Castillo Sánchez Mejorada, Alberto de la Parra Zavala, Xavier García de Quevedo Topete, Oscar González Rocha, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Daniel Muñiz Quintanilla, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Juan Rebolledo Gout, and Carlos Ruiz Sacristán as directors of the Company to represent you.

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS

Galaz, Yamazaki, Ruiz Urquiza S.C. is a member firm of Deloitte Touche Tohmatsu Limited, a Swiss Verein.  Deloitte Touche Tohmatsu’s Global Energy and Resources practice provides comprehensive, integrated solutions to the electric power, oil and gas, mining and water sectors through its member firms around the world. These solutions address the range of challenges facing energy and resources companies as they adapt to a changing regulatory environment, to political, economic and market pressure and to technological development. Deloitte and Touche LLP, a subsidiary of Deloitte LLP, and a member of Deloitte Touche Tohmatsu Limited, was our independent accountants for the year ended December 31, 2002.  Galaz, Yamazaki, Ruiz Urquiza S.C. have been our independent accountants since 2009.

The Board of Directors recommends that you ratify the selection by the Audit Committee of the Board of Directors of Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, as our independent accountants for the calendar year 2012.

Galaz, Yamazaki, Ruiz Urquiza S.C., a member firm of Deloitte Touche Tohmatsu Limited, has advised us that neither the firm nor any of its members have any direct or material indirect financial interest in us or our subsidiaries. A representative of Galaz, Yamazaki, Ruiz Urquiza S.C. will be present at the stockholders’ meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recommends that you vote in favor of the resolution to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The affirmative vote of a majority of the votes cast in person or by proxy at the meeting by the holders of shares of Common Stock entitled to vote thereon is required for the non-binding advisory vote on executive compensation described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes.  Abstentions are counted as a vote “Against” this proposal.  Broker non-votes are not counted either as votes cast “For” or “Against” the proposal.  If we receive a signed proxy with no voting instructions, such shares will be voted “For” the approval of our executive compensation as described in this proxy statement.

PROPOSALS AND NOMINATIONS OF STOCKHOLDERS

Under SEC rules, proposals of stockholders intended to be presented at our 2013 annual meeting of stockholders must be received by us at our principal executive office in the United States (1440 E. Missouri Avenue, Suite C-175, Phoenix, AZ 85014, USA) by November 28, 2012 to be considered for inclusion in our proxy statement and form of proxy.

In addition, Section 2.03 of our by-laws, which deals with Notice of Stockholder Business and Nominations, provides that Common Stockholders seeking to nominate a director or propose business to be considered at an annual meeting of stockholders must give written notice to our Secretary or Assistant Secretary regarding the proposed nominee and/or proposed business to be considered no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, your nominations or proposals intended to be presented at our 2013 annual meeting of stockholders must be received by us by January 25, 2013 but not before December 27, 2012 (unless the date of the 2013 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the 2012 meeting).

OTHER INFORMATION

We are not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy are ratified to and will vote said proxy in accordance with their judgment on such matters.

The cost of soliciting proxies in the accompanying form will be borne by us. Georgeson, Inc. has been employed to render some services for a net fee of $1,100, plus reasonable out-of-pocket expenses, to be paid by us. A number of our regular employees, without additional compensation, may solicit proxies personally or by mail or telephone.

Southern Copper Corporation
Hans A. Flury
Assistant Secretary

Phoenix, Arizona, March 23, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

To vote by mail, mark, sign and date your proxy card
and return it in the enclosed postage-paid envelope.

                        SOUTHERN COPPER

                             CORPORATION

FOLD AND DETACH HERE

The Board of Directors of Southern Copper Corporation recommends a vote “For” proposals 1, 2 and 3.

Please mark your vote as indicated in this example	☒

		FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	*FOR ALL EXCEPT
1.	Election of Directors	☐	☐	☐

Common Stock Director Nominees:

01	Germán Larrea Mota-Velasco
02	Oscar González Rocha
03	Emilio Carrillo Gamboa
04	Alfredo Casar Pérez
05	Luis Castelazo Morales
06	Enrique Castillo Sánchez Mejorada
07	Alberto de la Parra Zavala
08	Xavier García de Quevedo Topete
09	Genaro Larrea Mota-Velasco
10	Daniel Muñiz Quintanilla
11	Luis Miguel Palomino Bonilla
12	Gilberto Perezalonso Cifuentes
13	Juan Rebolledo Gout
14	Carlos Ruiz Sacristán

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box and write the name of the nominee(s) in the space provided below.)
*Exceptions:

2. Ratify the Audit Committee’s selection of Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited as independent accountants for 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Approve, by non-binding vote, executive compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give full title.

Signature	Signature	Date

You can now access your Southern Copper Corporation account online.

Access your Southern Copper Corporation account online via Investor ServiceDirect® (ISD).

The transfer agent for Southern Copper Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

FOLD AND DETACH HERE

SOUTHERN COPPER CORPORATION

PROXY

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders to be Held April 26, 2012.

The undersigned hereby appoints OSCAR GONZALEZ ROCHA and HANS A. FLURY, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Copper Corporation, to be held at Edificio Parque Reforma, Campos Eliseos No. 400, 9th Floor, Col. Lomas de Chapultepec, Mexico City, C.P. 11000, Mexico, on April 26, 2012, at 9:00 A.M., Mexico City time, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

Holders of Common Stock are entitled to elect fourteen directors at the meeting. Please refer to the Proxy Statement for details.

PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Important Notice regarding Internet Availability of Proxy Materials and Annual Report. The proxy statement, proxy card and annual report on Form 10-K are available at www.edocumentview.com/SCCO. If you wish to attend the meeting and vote your shares in person visit www.edocumentview.com/SCCO or call: (52-55) 1103-5320, to obtain information, including directions.

The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instructions given, such shares will be voted FOR all nominees for election as directors and FOR proposals No. 2 and 3.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed on the other side)